UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SOTHEBY’S

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOTHEBY’S

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

TO BE HELD MAY 8, 2012

To the Shareholders of

SOTHEBY’S

The Annual Meeting of Shareholders of SOTHEBY’S (the “Company”) will be held on Tuesday, May 8, 2012, at the Company’s offices located at 1334 York Avenue, New York, New York, at 11:00 a.m., local time, for the following purposes:

1. Election of twelve (12) directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012;

3. Reapproval of the Sotheby’s Executive Bonus Plan;

4. Advisory vote on executive compensation;

5. If properly presented, to vote on a shareholder proposal to adopt a detailed succession planning policy;

6. If properly presented, to vote on a shareholder proposal to prohibit accelerated vesting of equity awards in a change of control; and

7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 14, 2012 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

MICHAEL I. SOVERN, Chairman

New York, New York

March 28, 2012

SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO VOTE BY TELEPHONE OR BY INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS IN THE NOTICE MAILED TO SHAREHOLDERS OR BY PROXY CARD IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

SOTHEBY’S

1334 York Avenue

New York, New York 10021

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2012

ANNUAL MEETING AND RELATED INFORMATION

What is the purpose of the Annual Meeting?

At the Sotheby’s (the “Company”) 2012 Annual Meeting of Shareholders (including any adjournment or postponement, the “Meeting”), shareholders will consider and vote upon:

•	The election of twelve (12) directors (“Proposal 1”).

•	A proposal to approve the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 (“Proposal 2”).

•	A proposal to reapprove the Sotheby’s Executive Bonus Plan, or EBP (“Proposal 3”).

•	A proposal to approve, in an advisory vote, the compensation of the Company’s named executive officers, or NEOs, as disclosed in this proxy statement. (“Proposal 4”).

•	If properly presented, a shareholder proposal to adopt a detailed succession planning policy (“Proposal 5”).

•	If properly presented, a shareholder proposal to prohibit accelerated vesting of equity awards in a change of control (“Proposal 6”).

This proxy statement is being made available to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company, for use at the Meeting to be held for the purposes described in the accompanying Notice of Annual Meeting.

Why have I received a notice in the mail indicating the Internet availability of this Proxy Statement and the accompanying materials instead of a paper copy of those materials?

A Securities and Exchange Commission rule permits the Company to make its proxy materials available over the Internet to its shareholders. The proxy materials consist of:

•	The Notice of Annual Meeting;

•	This Proxy Statement; and

•	The Company’s 2011 Annual Report, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

To take advantage of this rule, the Company has mailed you a notice of the posting of the proxy materials on the Internet (the “Access Notice”) to its shareholders. The Access Notice contains instructions regarding how to vote your shares, including a control number that you will need in order to vote.

The Company expects to mail the Access Notice and post the proxy materials on the Internet at: http://investor.shareholder.com/bid/proxy.cfm on or about March 28, 2012.

I would like to receive copies of this year’s proxy materials in paper form by mail or by email. How do I inform the Company?

The Access Notice contains several ways to inform the Company of your preference.

May I choose to receive future years’ proxy materials in paper form by mail or by email?

Yes. The Access Notice also provides instructions on how to make this request.

Who is entitled to vote?

Shareholders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on March 14, 2012 (the “Record Date”). At the close of business on the Record Date, 67,670,774 shares of the Company’s common stock, sometimes referred to in this proxy statement as “shares,” were outstanding. Each share of the Company’s common stock is entitled to one vote.

Who can attend the Meeting?

Only shareholders who owned Sotheby’s common stock as of the Record Date, or their duly appointed proxies, will be entitled to attend the Meeting. If you hold your shares through a broker, bank or other holder of record, you will not be admitted to the Meeting unless you bring a copy of a statement (such as a brokerage statement) from your broker, bank or other holder of record reflecting your stock ownership as of the Record Date. Additionally, in order to be admitted to the Meeting, all shareholders must bring a driver’s license, passport or other form of government-issued identification to verify their identities.

How do I vote my shares?

As indicated in the Access Notice mailed to you, you may vote your shares by telephone, Internet or, if you choose to receive the proxy materials in paper form, by proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

What is the effect of my voting by telephone, the Internet, or completing and returning the proxy card?

A valid proxy from a shareholder will be voted as specified in each proxy card at the Meeting. Any shareholder giving a proxy by telephone, the Internet or by completing and returning a proxy card retains the power to revoke the proxy by written notice to the Secretary of the Company, addressed to the Secretary, Sotheby’s, 1334 York Avenue, New York, New York 10021, at any time prior to its exercise by the individual who is receiving your proxy.

How will my shares be voted by the proxies?

Unless a shareholder provides contrary instructions when voting, all shares represented by valid proxies or proxy cards received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposals 1, 2, 3, and 4 and will be voted AGAINST Proposals 5 and 6. The Company knows of no business other than that set forth above to be transacted at the Meeting, but if other matters requiring a vote do arise, it is the intention of Michael I. Sovern, William F. Ruprecht and William S. Sheridan, the persons named in the proxy card to whom you are granting your proxy, to vote in accordance with their judgment on such matters.

Can I vote in person at the Meeting?

Yes. Please note, however, that attendance at the Meeting alone will not result in the revocation of your proxy unless you affirmatively indicate at the Meeting that you intend to vote your shares in person.

What constitutes a “quorum” for the transaction of business at the Meeting?

The holders of the number of shares possessing a majority of the shares that could be cast by the holders of all outstanding shares of the Company’s capital stock entitled to vote at the Meeting, present in person or by proxy, constitute a quorum for the Meeting.

How many votes are needed to approve a Proposal?

The Company requires election of its directors by majority vote (Proposal 1). In order for a nominee to be elected, the number of shares voted “FOR” a nominee’s election must exceed 50% of the number of votes cast with respect to the nominee’s election. Any incumbent director who fails to receive greater than 50% of the number of votes cast must promptly offer his or her resignation to the Board of Directors. Whether the resignation is accepted will depend in part on the recommendation of the Board’s Nominating and Corporate Governance Committee and, ultimately, the determination of the Board itself. The approval of Proposals 2, 3, 4, 5 and 6 each requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote. While the result of Proposal 4 is not binding on the Company, the Board will consider the outcome of that vote in making future determinations regarding the subject matter of that proposal.

Abstentions and broker non-votes are counted in determining the presence of a quorum. A broker non-vote means, with respect to a particular proposal, that the broker or nominee did not receive specific instructions from the beneficial owner concerning how to vote. New York Stock Exchange rules do not permit a broker to vote shares on certain matters without receiving specific instructions from the beneficial owner. Except for Proposal 2, brokers must receive specific instructions from the beneficial owner in order to vote the beneficial owner’s shares. Broker non-votes are not counted as votes cast on any matter to which they relate and will have no effect on the outcome of any matter. Abstentions will have the effect of a vote against a matter.

ANNUAL REPORT

SHAREHOLDERS MAY WITHOUT CHARGE REQUEST A COPY OF THE COMPANY’S 2011 ANNUAL REPORT, WHICH INCLUDES THE ANNUAL REPORT ON FORM 10-K OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2011, BY WRITING TO: INVESTOR RELATIONS, 1334 YORK AVENUE, NEW YORK, NEW YORK 10021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON MAY 8, 2012

The Notice of Annual Meeting, this Proxy Statement, the 2011 Annual Report to Shareholders and the Proxy Card are available at the following website address:

http://investor.shareholder.com/bid/proxy.cfm

PROPOSAL 1—ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) and the Board are recommending eleven (11) incumbent directors to be elected at the Meeting and one additional director nominee, Steven B. Dodge, who previously served on the Board. Incumbent director Donald M. Stewart is retiring from the Board when his current term expires in May 2012. In addition, on March 14, 2012, incumbent director James Murdoch informed the Board of his intention not to stand for re-election at the Annual Meeting, which would have created a Board vacancy after the Annual Meeting. Effective as of the conclusion of the Annual Meeting, the Board has approved a reduction in the size of the Board, from thirteen (13) members to twelve (12) members. The Company’s shareholders elect directors by majority vote. In order for a nominee to be elected, the number of shares voted “FOR” a nominee’s election must exceed 50% of the number of votes cast with respect to the nominee’s election. Any incumbent director who fails to receive greater than 50% of the number of votes cast must promptly offer his or her resignation to the Board of Directors. Whether the resignation is accepted will depend in part on the recommendation of the Board’s Nominating and Corporate Governance Committee and, ultimately, the determination of the Board itself. Directors serve until the next annual meeting and until their respective successors have been elected and qualified.

Director and Director Nominee Biographies and Qualifications

The shares represented by your Proxy, if given and unless otherwise specified, will be voted by the persons named as proxies for the election of the following individuals nominated by the Board of Directors. The principal occupation and certain other biographical information regarding each nominee are also set forth below.

At the conclusion of each individual’s biographical information is a list of the specific experience, qualifications, attributes or skills that, in the opinion of the Nominating and Corporate Governance Committee, qualify that nominee to serve as a Director of the Company.

Name	Age	Year First Elected A Director
John M. Angelo	70	2007
Michael Blakenham	74	1987
Steven B. Dodge	66	Nominee
The Duke of Devonshire	67	1994
Daniel Meyer	54	2011
Allen Questrom	72	2005
William F. Ruprecht	56	2000
Marsha E. Simms	59	2011
Michael I. Sovern	80	2000
Robert S. Taubman	58	2000
Diana L. Taylor	57	2007
Dennis M. Weibling	60	2006

John M. Angelo

Mr. Angelo became a director of the Company in April 2007. Since 1988, he has served as the Chief Executive Officer of Angelo, Gordon & Company, a privately-held registered investment advisor dedicated to alternative investing, of which he is a co-founder and for which he oversees all fund management. Between 1970 and 1988, Mr. Angelo served in a number of positions with L.F. Rothschild & Company, the last of which was as Senior Managing Director and a member of its Board of Directors.

Mr. Angelo’s qualifications for service on the Company’s Board include (i) extensive capital markets expertise; (ii) relationships with buyers and sellers of art; and (iii) experience as a committed art collector.

Michael Blakenham

Lord Blakenham became a director of the Company in 1987. From 1983 to 1997, he was Executive Chairman of Pearson plc, a British media company serving the worldwide information, education and entertainment markets. From 1983 to 1993, he also served as Chairman of the Financial Times and, from 1993 to 1998, as Chairman of MEPC plc, a publicly quoted United Kingdom real estate investment and development company. Lord Blakenham was a director of LaFarge SA until May 2008 and, from 2001 to 2005, was the President of the British Trust for Ornithology. From 1997 to 2003, he served as Chairman of the Board of Trustees of the Royal Botanical Gardens, Kew and has also served as Chairman of Japan 2001, a Japanese cultural festival, and as a director of the UK-Japan 21st Century Group. Lord Blakenham currently serves as a Councilor on the Mid Suffolk District Council and is Chairman of Suffolk Together, a recently formed political party.

Lord Blakenham’s qualifications for service on the Company’s Board include (i) broad international business experience, as evidenced by his serving as Chairman of the public companies Pearson plc and MEPC plc; (ii) service on boards and advisory boards of companies located in Japan, France, the Netherlands and the United Kingdom; and (iii) financial skills with significant audit committee experience, including as a former Chairman of the Company’s Audit Committee.

Steven B. Dodge

Mr. Dodge previously served as a director of the Company from August 2000 to May 2007. He is the principal of a private real estate development company, Windover Development LLC. Until February 2004, he served as the Chairman of the Board of Directors of American Tower Corporation, an owner and operator of broadcast and communications towers throughout the United States, and as President and Chief Executive Officer of that company until October 2003. Mr. Dodge had served in those positions since that company’s formation in July 1995.

Mr. Dodge’s qualifications for service on the Board include (i) extensive familiarity with Sotheby’s business as a prior long-serving member of the Sotheby’s Board and as Chairman of its Audit Committee; (ii) his entrepreneurial skill as evidenced by his founding and serving as chief executive officer of several major companies; and (iv) prior service as a director of several other public companies, including Citizen’s Financial Group, Nextel Partners, and American Media.

The Duke of Devonshire

The Duke of Devonshire KCVO, CBE, formerly Marquess of Hartington, became a director of the Company in September 1994 and assumed the role of Deputy Chairman of the Company in April 1996. In March 2008, he was appointed Chancellor of the University of Derby, England. In 2007, the Duke became a Trustee of the Wallace Collection, a major London fine arts museum, and a Trustee of the Storm King Arts Center in New York. In 2006, he became a Trustee of the Sheffield Galleries & Museums Trust. The Duke was a Trustee of Ascot Racecourse from 1982—2011 and held the posts of Chairman (1997-2008) and Her Majesty’s Representative (1997-2011). In 1997, he was made a Commander of the British Empire (CBE) for “services to horseracing”. The Duke was knighted in the New Year’s Honours List (January 2009), being awarded a KCVO (Knight Commander of the Royal Victorian Order) for service to the Crown. The Duke of Devonshire assists in the management of family estates in England, including Chatsworth, and in Ireland as well as of The Devonshire Arms (Bolton Abbey) Limited, which operates three luxury hotels in England. He also oversees the Devonshire Collection, a world-renowned private art collection.

The Duke of Devonshire’s qualifications for service on the Company’s Board include (i) service as a trustee of numerous museums and arts organizations, such as the Wallace Collection and the Sheffield Galleries & Museums Trust; (ii) experience as a collector of important and historic works of art; and (iii) his role in administering high profile organizations with a strong client care element, including the Ascot Racecourse.

Daniel Meyer

Mr. Meyer became a director of the Company in May 2011 and has been the president of Union Square Hospitality Group, or USHG, since 1996. USHG owns and operates a number of restaurants including Union Square Cafe, Gramercy Tavern, Blue Smoke, Shake Shack, The Modern, Maialino, Untitled, and North End Grill, which have been featured in the Michelin Guide, The New York Times and Zagat Surveys. He has served as a director of OpenTable.com, a public company in the business of online restaurant reservations, since 2000. Mr. Meyer is currently a member of the board of directors of the following not-for-profit organizations: Share Our Strength, City Harvest, and the Irving Harris Foundation. He is also a member of the executive committees of the Madison Square Park Conservancy, Union Square Partnership and NYC & Co.

Mr. Meyer’s qualifications for service on the Company’s Board include (i) long-term business and entrepreneurial experience; (ii) strong connections and name recognition in the critical New York market; (iii) a leading expert in hospitality, client service and the development of a service culture; and (iv) service as a director of another public company and on several non-profit boards.

Allen Questrom

Mr. Questrom became a director of the Company in December 2004. Currently, Mr. Questrom is a Senior Advisor for Lee Equity Partners, a member of the Board of Directors of Foot Locker, Inc., and a member of the Board of Directors of the Glazer Family of Companies. He is also on the Board of Advisors of the Robin Report, a knowledge-based information and consulting business providing insight into various consumer products industries, and a Trustee of Boston University. From 2000 to December 2004, he was the Chairman and Chief Executive Officer of J.C. Penney Company. Between May 1999 and January 2001, Mr. Questrom served as Chairman of the Board of Barneys New York, Inc., a fashion retailer, and between May 1999 and September 2000, as Chief Executive Officer and President of that company. Previously, he was Chairman and Chief Executive Officer of Neiman Marcus and also served as Chairman and Chief Executive Officer of Federated Department Stores, Inc. (now Macy’s) from February 1990 through May 1997. Mr. Questrom served until 2010 as a director of Wal Mart Stores, Inc. and as non-executive Chairman of Deb Shops, Inc.

Mr. Questrom’s qualifications for service on the Company’s Board include (i) extensive marketing and retailing experience, as evidenced by his positions with well-known retailers including J.C. Penney and Barneys; (ii) service on a number of major public company boards; and (iii) significant financial skills with extensive audit committee experience.

William F. Ruprecht

Mr. Ruprecht became a director and the President and Chief Executive Officer of the Company in February 2000 and served as Executive Vice President of the Company and Managing Director of Sotheby’s North and South America from February 1994 until February 2000. From 1992 to February 1994, he served as Director of Marketing for the Company worldwide and also oversaw a number of specialist departments. From 1986 to 1992, Mr. Ruprecht served as Director of Marketing for Sotheby’s, Inc. In March 2012, he was elected to the Board of Directors of The Bessemer Group, Incorporated, a private bank holding company, as well as to the boards of its principal U.S. bank and trust company subsidiaries, Bessemer Trust Company, Bessemer Trust Company, N. A., and Bessemer Trust Company of Florida. In 2008, Mr. Ruprecht became a Trustee of the University of Vermont and, from 2007 to 2009, he served as a Trustee of The Historical Society of the Town of Greenwich, Connecticut.

Mr. Ruprecht’s qualifications for service on the Company’s Board include (i) over 30 years of experience in the art auction business; (ii) over eleven years’ service as Chief Executive Officer of the Company; (iii) his strategic understanding of Sotheby’s clients and what drives their loyalty to the firm; and (iv) invaluable institutional memory resulting from his longtime service with the Company in many roles.

Marsha E. Simms

Ms. Simms became a director of the Company in May 2011, having served as a partner of the international law firm Weil, Gotshal & Manges LLP until her retirement during 2010. She practiced in the firm’s Corporate Department, primarily in bank finance and corporate debt restructuring, and has over 30 years’ experience negotiating financings and restructurings for major corporations, including Sotheby’s. Ms. Simms was recognized as a leading lawyer in the banking and finance field by Chambers Global and Chambers USA and was named as one of America’s Top Black Lawyers by Black Enterprise Magazine. She served as the Content Officer for the Business Law Section of the American Bar Association in 2011 and was the recipient of the 2010 Jean Allard Glass Cutter Award, given by the Business Law Section to a woman who has cut through barriers to attain high accomplishment in business law. She is a trustee of the Rockefeller Brothers Fund, a philanthropic organization, where she chairs the audit committee, and a life trustee of WNET, New York’s public television station, where she chaired the audit committee and is a member of the audit, finance and education committees.

Ms. Simms’ qualifications for service on the Company’s Board include (i) substantial legal and financial skills; (ii) knowledge of the Company’s business and finances as a result of her representation of the Company in numerous corporate finance transactions; and (iii) governance background attained from service on non-profit boards and committees.

Michael I. Sovern

Mr. Sovern became a director and Chairman of the Board of the Company in February 2000 and is President Emeritus and the Chancellor Kent Professor of Law of Columbia University. Since 1960, he has been a professor of law at Columbia University and served as the President of Columbia University from 1980 until 1993. Mr. Sovern served as a member of the Board of Directors of Comcast Corporation until May 2011 and served as a director of Sequa Corp. until December 2007. He has also served as a director of, among other companies, AT&T and Pfizer. Mr. Sovern has served as the President of the Shubert Foundation since 1996 and is the Honorary Chairman of the Japan Society and the Chairman Emeritus of the American Academy in Rome.

Mr. Sovern’s qualifications for service on the Company’s Board include (i) financial and operating experience as the leader of a major research university; (ii) human resources experience as a result of acting as a labor arbitrator and related activities; (iii) his legal background; and (iv) business experience as a director of major public companies.

Robert S. Taubman

Mr. Taubman became a director of the Company in August 2000. He is Chairman, President and Chief Executive Officer of Taubman Centers, Inc. Mr. Taubman joined the Taubman organization in 1976, was elected Executive Vice President in 1984, Chief Operating Officer in 1988, President and Chief Executive Officer in 1990 and Chairman in 2001. He has headed Taubman Centers and served on its Board of Directors since the company’s initial public offering in 1992. Mr. Taubman is a member of the board of directors of Comerica Incorporated. He is Chair-elect of the Real Estate Roundtable in Washington, D.C., a trustee of the Urban Land Institute (ULI) and on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He is on the Board of Directors of Business Leaders of Michigan. Mr. Taubman is the founding chairman of ULI’s Detroit Regional District Council and a member and past trustee of the International Council of Shopping Centers. Mr. Taubman serves as a member of the Board of Directors of Beaumont Hospitals, a trustee of the Skillman Foundation, where he is Chairman of the Investment Committee, and a trustee of the Cranbrook Educational Community, where he is chairman of the audit committee. He is a member of the Board of Directors of SEMCOG (Southeastern Michigan Council of Governments).

Mr. Taubman’s qualifications for service on the Company’s Board include (i) sitting Chief Executive Officer of a major public company, providing critical governance and compensation insight to the Board; (ii) service as a director of a major public domestic bank; and (iii) extensive knowledge of Sotheby’s history.

Diana L. Taylor

Ms. Taylor became a director of the Company in April 2007. In April 2007, she joined Wolfensohn & Co., an investment banking firm, as Managing Director. From June 2003 to March 2007, Ms. Taylor served as Superintendent of Banks for the State of New York, a position to which she was appointed by Governor George Pataki. Prior to her appointment, she held a number of senior government and private sector positions, including Chief Financial Officer of the Long Island Power Authority and Vice President of KeySpan Energy. From 1980 to 1996, Ms. Taylor was an investment banker. She worked at Smith Barney, Harris Upham; Lehman Brothers and Donaldson Lufkin & Jenrette before joining M.R. Beal & Co. as a founding partner. She is a director of Citigroup and Brookfield Properties, Inc., a public real estate development company. In 2009, she also served briefly as a director of Fannie Mae and Allianz Global Investors. She was required to leave both boards when she was nominated to become a director of Citigroup. Ms. Taylor serves on several not-for-profit boards, including ACCION International, which she chairs, Dartmouth College, the New York Women’s Foundation, the Hudson River Park Trust, which she chairs, and the YMCA of Greater New York, among others. She is a member of the Council on Foreign Relations.

Ms. Taylor’s qualifications for service on the Company’s Board include (i) extensive investment banking experience; (ii) service as chief financial officer of a significant public utility; and (iii) service as Banking Superintendent for the State of New York, providing helpful financial regulatory background for the Company’s art financing activities.

Dennis M. Weibling

Mr. Weibling became a director of the Company in May 2006. Since 2004, he has served as the Managing Director of Rally Capital, LLC, a private equity fund. Mr. Weibling currently serves as a board member of several companies in which Rally Capital has invested: Telecom Transport Management Inc., Telesphere Networks Ltd., and SinglePoint Communications, Inc. From October 1993 to December 2001, he served as President of Eagle River, Inc. and then as Vice Chairman of Eagle River Investments until November 2003, both being ventures of Craig McCaw. He is also a trustee of the trusts created by the estate of Keith W. McCaw. Beginning in 1999, Mr. Weibling served as a director of Nextel Partners, Inc. and Nextel Communications, Inc. until their respective mergers with Sprint Corporation in 2005 and 2006. Until 2003, he served on the board of XO Communications. Mr. Weibling also serves on the board of Seattle Pacific University.

Mr. Weibling’s qualifications for service on the Company’s Board include (i) audit committee financial expert with extensive public accounting experience; (ii) service on and chairmanship of numerous audit committees of public and private companies; and (iii) financial and strategic experience as the managing director of a venture capital firm.

It is not contemplated that any of the nominees will be unable or unwilling to serve; however, if any nominee is unable or unwilling to serve, it is intended that the shares represented by the Proxy, if given and unless otherwise specified therein, will be voted for a substitute nominee or nominees designated by the Board of Directors.

MANAGEMENT

Executive Officers

Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. The executive officers of the Company (including certain officers of certain principal subsidiaries and divisions) are listed below as well as biographical information for each person, unless that person has been nominated for a director position, in which case such executive officer’s biography is contained under the caption “Proposal 1—Election of Directors”:

Name	Age	Present Title
Susan Alexander	58	Executive Vice President and Worldwide Head of Human Resources
Kevin Ching	55	Chief Executive Officer, Sotheby’s Asia
Maarten ten Holder	41	Managing Director, Sotheby’s America’s
Gilbert L. Klemann, II	61	Executive Vice President, Worldwide General Counsel and Secretary
Patrick van Maris van Dijk	50	Managing Director, Sotheby’s Europe
Amelia Middleton	42	Senior Vice President, Worldwide Director of Strategic Marketing
Diana Phillips	65	Executive Vice President and Worldwide Director of Press and Corporate Affairs
Jan Prasens	37	Senior Vice President and Managing Director, Sotheby’s Financial Services, Inc.
William F. Ruprecht	56	President and Chief Executive Officer
William S. Sheridan	58	Executive Vice President and Chief Financial Officer
Dr. David Ulmer	55	Senior Vice President and Chief Technology and Strategy Officer
Bruno Vinciguerra	49	Executive Vice President and Chief Operating Officer
Mitchell Zuckerman	65	Executive Vice President, Global Auction Transactions

Ms. Alexander was appointed Executive Vice President and Worldwide Head of Human Resources of the Company in October 2004. From January 1986 to October 2004, she served as Senior Vice President and Worldwide Head of Human Resources of the Company and has been employed by the Company since 1984.

Mr. Ching joined the Company as Chief Executive Officer, Sotheby’s Asia in July 2006 and became a director of Sotheby’s Hong Kong Limited in October 2006. From 1994 until 2006, he served as a board executive director and group legal counsel of Dickson Concepts (International) Limited, a Hong Kong public company, and was responsible for its legal affairs as well as general business development, with special responsibility for China.

Mr. ten Holder became Managing Director of Sotheby’s America’s in September 2007. He previously served as Deputy Managing Director of Sotheby’s North America from 2006 to September 2007 and as Deputy Managing Director of Sotheby’s Milan, Italy office between 2002 and 2006. Between 1996 and 2002, Mr. ten Holder held various positions with the Company’s European subsidiaries.

Mr. Klemann joined the Company in February 2008 as Executive Vice President, Worldwide General Counsel and Secretary. Prior to joining the Company, he served as Senior Vice President and General Counsel of Avon Products, Inc. from January 2001 until December 2007. During 2000, he was Of Counsel to the international law firm of Chadbourne & Parke LLP, and, from 1998 to 1999, he was an Executive Vice President of Fortune Brands, Inc. (formerly American Brands, Inc.), with responsibilities that included corporate development, legal and administrative functions. Between 1991 and 1997, Mr. Klemann served as the Senior Vice President and General Counsel of American Brands, Inc. and previously was a partner in Chadbourne & Parke LLP, where he was a member of the Management Committee.

Mr. van Maris became Managing Director of Sotheby’s Europe in July 2008. Previously he was Deputy Managing Director of Sotheby’s Europe (from March 2008 to June 2008) and Head of Regional European

Experts (from January 2006 to February 2008) and prior to that served as Managing Director of Sotheby’s in the Netherlands (2004 to 2005). Since 1989, Mr. van Maris has served in a number of different executive positions with Sotheby’s.

Ms. Middleton was appointed Senior Vice President, Worldwide Director of Strategic Marketing for the Company in 2007. Previously, she served in a number of executive positions with the Company, including Head of International Client Services, Director of Online Auctions for Jewellery, Director of Special Events and Sponsorship Marketing and Director of North American Marketing. Ms. Middleton has been employed with the Company since 1993, except during 1995-1996 when she worked in consulting.

Ms. Phillips became an Executive Vice President of the Company in October 2004. She became Worldwide Director of Press and Corporate Affairs in 1988 and was promoted to Senior Vice President in 1990. She joined Sotheby’s in 1985 as Manager of Corporate Information for Sotheby’s North America. Prior to joining Sotheby’s, she was with Hill & Knowlton, the international public relations firm.

Mr. Prasens became Senior Vice President and Managing Director of Sotheby’s Financial Services, Inc. in May 2007. Previously, he served as the Treasurer of the Company between 2006 and 2007 and as Assistant Treasurer between 2002 and 2006 Mr. Prasens joined the Company in its Treasury group in 2000.

Mr. Sheridan has been Executive Vice President and Chief Financial Officer of the Company since February 2001, having served as Senior Vice President and Chief Financial Officer of the Company between November 1996 and February 2001. From 1987 until November 1996, Mr. Sheridan was a partner at the accounting and consulting firm of Deloitte & Touche LLP. Mr. Sheridan also serves as a director of Alliance One International, Inc.

Dr. Ulmer became Senior Vice President and Chief Technology and Strategy Officer of the Company in 2006, having previously served as Senior Vice President and Chief Technology Officer since January 2000. In September 2010, he also assumed the Chief Administration Officer role for the Company’s America’s region. He served as Senior Vice President of Information Technology from June 1997 until January 2000.

Mr. Vinciguerra, an Executive Vice President of the Company since January 2007, was appointed to the additional position of Chief Operating Officer of the Company in July 2008. He has served as Director of Global Business Development of the Company since February 2008. From January 2007 to February 2008, Mr. Vinciguerra was the Director of New Initiatives of the Company. He previously served as the General Manager of Dell Western Europe from 2003 to 2006 and as the General Manager of Dell Southern Europe from 2000 to 2003. From 1998 to 2000, Mr. Vinciguerra was Senior Vice President, Strategic Planning of The Walt Disney Company. From 1994 to 1997, he was a Vice President and Partner of Bain and Co., where he had been employed since 1986.

Mr. Zuckerman has served as Executive Vice President, Global Auction Transactions, of the Company since 2011. He previously served as Chairman of Sotheby’s Financial Services, Inc. from 2007 to 2011. From 1988 to 2007, Mr. Zuckerman was President of Sotheby’s Financial Services, Inc.

CORPORATE GOVERNANCE

Board of Directors Generally

Board of Directors Meetings and Attendance. The Board of Directors of the Company met five times during 2011. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served during the applicable time period.

Annual Meeting Attendance by Directors. With respect to the Annual Meeting, the Company expects all Board members to make every effort to attend but also recognizes that unavoidable scheduling conflicts and special individual circumstances need to be taken into account in applying this policy. All of the Board members standing for re-election at the Company’s 2011 Annual Meeting of Shareholders attended that meeting in-person although one director attended by telephone rather than in-person.

Board Sessions of Non-Management Directors. As required by corporate governance rules of the New York Stock Exchange, Inc. (“NYSE”) on which the Company’s common stock is listed, the non-management directors of the Board of Directors meet at regularly scheduled executive sessions without management. The chairman of these sessions is Mr. Sovern, the Company’s Chairman of the Board.

Board Committees

Audit Committee

The primary purpose of the Audit Committee of the Board of Directors is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. In carrying out its purpose, the Committee serves as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function. The Audit Committee met five times during 2011. Its current members are Mr. Weibling (Chairman), Lord Blakenham, Mr. Questrom, and Ms. Simms.

The Company’s Board of Directors has determined that all members of the Audit Committee are financially literate under applicable NYSE corporate governance rules. In addition, the Board has determined that Dennis M. Weibling meets the definition of “audit committee financial expert” contained in applicable rules of the Securities and Exchange Commission (“SEC”) and also has the requisite financial and accounting expertise required under NYSE rules.

The Audit Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Compensation Committee

Generally. The Compensation Committee undertakes the responsibilities of the Board relating to the compensation of the Company’s employees and, in particular, the compensation of the Company’s Chief Executive Officer and other executive officers. Its prime responsibilities are to review, evaluate and approve the Company’s compensation and other benefit plans, policies and programs. The Compensation Committee operates under a charter that conforms to applicable NYSE rules. The Compensation Committee met five times during 2011. Its current members are Mr. Taubman (Chairman), Mr. Angelo, Mr. Meyer, Mr. Murdoch and Ms. Taylor.

Determination of Named Executive Officer Compensation. In addition to the Compensation Committee, the Company’s President and Chief Executive Officer, William F. Ruprecht, plays a role in recommending and determining the compensation of senior executives, including that of the other Named Executive Officers in this proxy statement. In addition, the Company’s Executive Vice President and Worldwide Head of Human Resources, Susan Alexander, makes recommendations regarding senior executive compensation as requested by the Compensation Committee. See “Compensation Discussion and Analysis” below for further information regarding this process.

Use of Outside Compensation Consultants. Since 2007, the Compensation Committee has retained the independent compensation consulting firm, Semler Brossy Consulting Group, LLC, or Semler, as its primary independent advisor. Initially, Semler was retained to analyze the Company’s incentive compensation programs and to recommend structural changes to these programs based on its analysis. In 2007, Semler designed a contemporary incentive program for the Company’s executives with an increased emphasis on variable pay and in 2009, Semler advised the committee on the design of a Performance Share Unit program for senior executives. See “Compensation Discussion and Analysis” below for detailed information regarding these programs.

In 2011, Semler’s work focused on advising the Compensation Committee regarding competitive pay levels, severance arrangements, incentive plan design, and emerging governance and pay trends.

From time to time, other compensation consultants also provide advice to the committee, which may include providing a second opinion or assisting with special projects.

Compensation Policies and Programs Risk. The Compensation Committee has conducted an analysis of each the elements of the Company’s compensation policies and programs and has concluded that none of these is likely to have a material adverse effect on the Company. In making this determination, the committee took into account various processes in place that serve to mitigate any risk that may be inherent in its compensation practices.

Executive Committee

The Executive Committee considers and takes certain corporate action in between regularly scheduled meetings of the Board of Directors. Frequently, the committee takes action pursuant to internal Company corporate governance rules to approve significant loan and auction consignment transactions. The committee held two meetings during 2011. However, after briefing by senior management and informal discussion among committee members as appropriate, the committee acted by unanimous written consent six times during 2011. Its current members are Mr. Sovern (Chairman), the Duke of Devonshire and Mr. Ruprecht.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees the Board candidate nomination process and is responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company. This committee also administers and has the power to modify the Company’s Related Party Transactions Policy. The Nominating and Corporate Governance Committee operates under a charter that conforms to applicable SEC and NYSE rules. The committee met four times during 2011. Its current members are Mr. Sovern (Chairman), Mr. Murdoch, Mr. Questrom, Mr. Stewart and Ms. Taylor.

The Board Nomination Process and Criteria

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends director nominees to be nominated by the Board to stand for election as directors at each annual meeting of shareholders of the Company and to fill vacancies on the Board. The committee may retain a search firm to assist it in identifying qualified director candidates. In early 2012, on the recommendation of the committee, the Board decided to nominate Mr. Dodge as a Board candidate. Mr. Dodge was identified as a possible candidate as a result of past experience with the Board and management as a valuable former member of the Sotheby’s Board. Members of the committee and other members of the Board met Mr. Dodge in evaluating his candidacy, and his candidacy was discussed with the committee and the Board prior to the nomination decision by the Board.

In making determinations with respect to director nominees, the Nominating Committee considers the experience, qualifications, attributes or skills that qualify the nominee to serve as a member of the Board. Among the key attributes that the committee seeks when evaluating Board candidates are the following:

•	High ethical standards, integrity and sound business judgment

•	Financial or management experience

•	Demonstrated interest or experience in the fine art and collectibles field

•	Independence from management

•	Business development, marketing, or client service experience

The committee will consider shareholder nominations of appropriate candidates for director in accordance with the attributes outlined above. See “Procedures for Director Nominations by Shareholders” below. The committee will evaluate such candidates as it does candidates identified by other means.

Board Diversity

While the Company does not have a formal board policy regarding Board diversity, the Company’s Corporate Governance Guidelines provide that the Board selection process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

Finance Committee

The Board created the Finance Committee in order to assist it in fulfilling its responsibility to oversee (i) the financial management of the Company, including oversight of the Company’s capital structure and financing strategies, investment strategies and banking relationships, and (ii) the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions. The committee met once during 2011. Its current members are: Mr. Weibling (Chairman), Mr. Angelo, Mr. Ruprecht, Mr. Taubman, Ms. Taylor, Mr. Sovern, and Mr. Stewart.

Board Leadership

Since becoming a public company in the United States in 1988, the Company has separated the positions of Chairman of the Board and Chief Executive Officer. The Company believes that having a Chairman independent from management is in the best interest of shareholders.

Board Role in Risk Management Oversight

General Procedures

The Board carries out its role in the oversight of risk directly and through Board committees. The Board’s direct role includes the consideration of risk in the strategic and operating plans that are presented to the Board by management. It also includes the regular receipt and discussion of reports from Board committees and the periodic receipt and discussion of reports from Company counsel, from the Company’s Compliance Department, from management and from outside financial advisors. Board committees carry out the Board oversight of risk as follows:

•

The Audit Committee oversees the Company’s financial reporting process, risk management process, legal and regulatory compliance, performance of the independent auditor, internal audit function, financial and disclosure controls and adherence to the Company’s Code of Business Conduct and Ethics.

•	The Finance Committee oversees the Company’s capital structure, financing strategies, investment strategies, banking relationships and strategic investments.

•

The Executive Committee is empowered to act on behalf of the Board between regularly scheduled Board meetings and in this capacity approves certain transactions, particularly as they relate to art financing and auction consignment matters, under the Company’s internal corporate governance guidelines (see below).

•

The Nominating and Corporate Governance Committee considers the adequacy of the Company’s governance structures and reviews and makes determinations regarding significant transactions with affiliates under the Company’s Related Party Transactions Policy.

•

The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on the Company.

Board committees receive regular reports from management of matters affecting Company risk. The role of Board committees in risk management oversight is further detailed in their respective charters, copies of which are available on the Company’s website at http://www.sothebys.com/about/investorrelation/corpGovernance.html.

The Board has also addressed risk through the adoption of corporate policies. For many years, the Company has had an internal corporate governance policy adopted by the Board that addresses the delegation of authority within the Sotheby’s organization. The policy addresses all aspects of the Company’s business and establishes the level of approval required for sales activities, credit activities, payments, capital commitments, contracts, finance transactions, acquisitions and dispositions, and compensation related matters. The Board has also adopted a Code of Business Conduct and Ethics, a Related Party Transactions Policy, and a Policy on Trading Sotheby’s Securities that are designed to ensure that directors, officers and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose a risk to the organization.

Enterprise Risk Management Initiative

In early 2011, Company senior management proposed, and the Board approved, the establishment of a Risk Steering Committee and Risk Operating Committee comprised of senior Company executives. These committees assist the Board in carrying out the risk management procedures described above. In addition, these committees: (i) have developed a definition of risk to ensure a common definition of risk and risk tolerance, (ii) monitor emerging risks, (iii) monitor mitigating activities associated with the Company’s most significant risks and (iv) report to the Board and Audit Committee according to an established reporting schedule. The Risk Steering Committee meets quarterly and focuses on the most significant risk issues that arise while certain members of the Risk Operating Committee meet more frequently and engage in detailed risk monitoring and mitigation at the operating level.

Compensation Committee Interlocks and Insider Participation

The directors who served as members of the Compensation Committee during 2011 were: Mr. Angelo, Mr. Meyer (since May 2011), Mr. Murdoch, Mr. Taubman, and Ms. Taylor. None of the members of the Compensation Committee during 2011 had any of the relationships requiring disclosure under this caption nor did any Company executive officer have any of the relationships requiring disclosure under this caption.

Director Independence and Governance Guidelines

Generally. NYSE corporate governance rules require, among other things, that the Board of Directors determine that a majority of a company’s directors are “independent” under those rules. To determine whether a particular director is independent, the Board has examined the various relationships of each director to the Company as required by NYSE rules.

Categorical Standards. As permitted by these rules, the Board has adopted the following categorical standards to identify immaterial relationships with the Company that would not disqualify a director from being deemed independent:

1.	The director has received, or an immediate family member has received, during any twelve month period within the last three years, $100,000 or less in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service, so long as that compensation is not contingent on continued service;

2.	The director or an immediate family member is a partner, shareholder or officer of a law firm or other professional service firm that has received less that $100,000 in fees from the Company in any single fiscal year during the preceding three years;

3.	The Company has made a contribution to a tax exempt organization of which the director or any immediate family member serves as a trustee, director or executive officer and such contributions, for any single fiscal year during the preceding three years, have not exceeded $100,000;

4.	During any single fiscal year within the last three years, the director, an immediate family member, or a company Controlled (as defined below) by any of them was indebted to the Company, or the Company was indebted to any such person, and either the total amount of such indebtedness did not exceed $100,000 or such indebtedness consists of a loan made in the ordinary course of the Company’s art lending business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director. “Controlled” means a company of which the director or immediate family member beneficially owns a majority of the outstanding voting securities; or

5.	During the last three years, the director or an immediate family member has purchased or sold property through the Company or its affiliates, so long as such purchases or sales were at public auction or in private transactions in the ordinary course of the Company’s business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director.

For purposes of the foregoing standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. When applying the look-back provisions in these standards, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated will not be deemed to be “immediate family members.”

Board of Directors Independence Determinations. Upon reviewing each director’s and director nominee’s relationships with the Company, after considering all applicable NYSE rules and the stated categorical standards, the Board of Directors has determined that all directors and director nominees other than the Duke of Devonshire and Mr. Ruprecht are independent. The Company pays the Duke of Devonshire an annual consulting fee of 65,000 British Pounds ($104,254). Under NYSE rules, if the payments to a director (other than for compensation received for serving as a director) exceed $120,000 for any of the three most recent years, the director is disqualified from being deemed independent. The Duke’s annual fee was below the NYSE threshold for each of the last three years. However, NYSE rules require that a company review the total facts and circumstances of a director’s relationship with a company before making an independence determination. The Board considered the following relationships in determining that the Duke is not independent: a subsidiary of the Company has paid Chatsworth House Trust, of which the Duke is a director, approximately £175,000 ($280,683) for a selling exhibition held at Chatsworth in 2011 and will pay at least an additional £47,280 ($75,832) related to that exhibition; and a facility fee of 2,000 Euros ($2,785) paid in 2011 by a Company subsidiary to Lismore Castle Arts, of which the Duke is a 49% partner. See “Certain Relationships and Related Party Transactions” below. An additional factor in the Board’s determination was that the Company and its subsidiaries have engaged in similar transactions with the Duke’s affiliates over a number of years. Mr. Ruprecht is not independent because he is Chief Executive Officer of the Company.

Board Committee Independence Determinations. The Board of Directors has determined that each current member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent under NYSE rules.

Corporate Governance Guidelines

As required by NYSE rules, the Company has adopted Corporate Governance Guidelines concerning board sessions without management, director education and other matters.

Ethical Conduct

For many years, the Company has had compliance policies applicable to all employees. These cover such issues as ethical conduct, conflicts of interest and related party transactions, maintenance of confidentiality of Company and client information, and compliance with laws, including specific policies regarding observing export/import, money laundering, data protection and antitrust laws. The Company has an international Compliance Department led by a Worldwide Director of Compliance with responsibility for regularly providing Compliance Policy training to all employees, auditing compliance with the Compliance Policies and assisting the Company and its employees in interpreting and enforcing the Compliance Policies. To comply with NYSE rules regarding ethical conduct, the Company has incorporated many of these policies in its Code of Business Conduct and Ethics (the “Code”), which is applicable to the Company’s directors, officers and employees.

A copy of the Code is available on the Company’s website, www.sothebys.com.

With respect to any amendment or waiver affecting or granted to its Chief Executive Officer, the Chief Financial Officer, other executive officers, and certain other senior financial officers, the Company has chosen to post those amendments and waivers promptly on its website instead of filing a Form 8-K with the SEC when an amendment or waiver occurs. No such amendments or waivers occurred during 2011.

In addition, the Board has adopted a Related Party Transactions Policy to provide a more focused procedure for evaluating potential and existing Company transactions with affiliates such as directors and executive officers. See “Certain Relationships and Related Transactions-Related Party Transactions Policy” below.

Procedures for Director Nominations by Shareholders

A shareholder who desires to recommend a director candidate should forward the candidate’s name and qualifications to the Secretary of the Company at 1334 York Avenue, New York, New York 10021 and must include the information required by Section 1.13 of the Company’s By-Laws, which requires information regarding the recommending shareholder as well as the candidate. In order for a candidate to be eligible for election as a director at the 2013 Annual Meeting of Shareholders, the Secretary must receive the required submission no earlier than February 6, 2013 and no later than March 8, 2013. These time periods are subject to modification if the 2013 annual meeting occurs more than 30 days before or more than 60 days after May 8, 2013 as provided in Section 1.l3 of the Company’s By-Laws.

Availability of Corporate Governance Documents

Copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Company’s categorical standards for director independence are available on the Company’s website at:

http://www.sothebys.com/about/investorrelation/corpGovernance.html.

In addition, shareholders may obtain a copy of any of these documents by writing to the Company’s Investor Relations Department at 1334 York Avenue, New York, New York 10021.

Communications with Directors

Shareholders and other interested parties may communicate with the Board of Directors, including the Chairman of the Board and the non-management directors, individually or as a group, by sending written communication to the directors c/o the Company’s Worldwide General Counsel, 1334 York Avenue, New York, New York 10021. All such communications will be reviewed by the Worldwide General Counsel, or his designee, to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are solicitations or otherwise relate to improper or irrelevant topics, as determined in the sole discretion of the Worldwide General Counsel or his designee. The Worldwide General Counsel shall maintain copies of all such communications received and forwarded to the Board of Directors and shall report to the Board on the number and nature of communications not forwarded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information regarding the beneficial ownership of the Company’s common stock as of March 16, 2012, the most recent practicable date for the calculation of the ownership table, by:

•	Each director and director nominee of the Company

•	Each Named Executive Officer of the Company

•	All executive officers and directors of the Company as a group

•	Each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

In preparing the table, the Company has relied upon information supplied by such persons and upon information contained in SEC filings.

Under applicable rules of the Securities Exchange Act of 1934 (the “Exchange Act”), a person beneficially owns shares of common stock if that person directly or indirectly has or shares voting power or investment power with respect to those shares. “Investment power” is the right to sell or otherwise transfer shares of common stock. Except as indicated in the footnotes to the table, the individuals and entities named in the table have sole voting and investment power with respect to all shares of common stock that they own beneficially.

Under applicable Exchange Act rules, a person also beneficially owns shares that the person has the right to acquire within sixty (60) days of the date set for determining that person’s share ownership in a corporation, or the record date. For example, if an individual owns options to acquire 1,000 shares of common stock and those options are or would be exercisable on or before May 11, 2012, that individual is the beneficial owner of 1,000 shares of common stock as of March 16, 2012, the most recent practicable date for calculating the figures appearing in this table. The Company has granted stock options to its NEOs and other participants under its 1997 Stock Option Plan (as amended, the “Stock Option Plan”).

Each recipient of unvested shares of common stock (“Restricted Stock”) that are issued to NEOs and other participants under the Company’s Amended and Restated Restricted Stock Unit Plan (the “Restricted Stock Unit Plan”), has the right to vote those shares but not to transfer them. Because of this voting power, the recipient is deemed to beneficially own the unvested Restricted Stock.

The Company also grants Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”) to its Named Executive Officers and other participants in the Restricted Stock Unit Plan. Each RSU or PSU represents a right to receive one share of common stock upon the lapse of a restriction, which includes continued employment over a period of time and, in the case of PSUs, also includes performance vesting criteria. Unlike shares of Restricted Stock, RSUs and PSUs do not carry voting rights with respect to the shares of common stock that may be received. However, like Restricted Stock, RSUs and PSUs may not be transferred. Because the owner of an RSU or PSU does not have voting or transfer power, the owner is not considered to beneficially own the share of common stock underlying an RSU or a PSU. For this reason, the beneficial ownership figure in the table below for each NEO does not include the individual’s ownership of RSUs and PSUs. However, for informational purposes, the footnotes to those figures provide the number of RSUs, PSUs and unvested Stock Options held by that NEO.

	Common Stock
Directors, Executive Officers and 5% Shareholders	Number of Shares		Percent of Class
John M. Angelo	411,646	(1)	*
Angelo, Gordon & Co
245 Park Avenue
New York, NY 10167

BlackRock Inc 40 East 52nd Street New York, NY 10022	4,631,711		6.84%

Michael Blakenham	35,801	(2)	*
1 St. Leonard’s Studios
Smith Street
London SW3 4EN England

Kevin Ching	35,466	(3)	*
Sotheby’s
Suite 3101-6 One Pacific Place
88 Queensway
Hong Kong

Steven B. Dodge Windover Development, LLC 3 Elm Street Manchester, Massachusetts 01944	8,545	(4)	*

Duke of Devonshire	46,501	(5)	*
Sotheby’s
34-35 New Bond Street
London, W1 2AA England

Daniel Meyer	2,066	(6)	*
Union Square Hospitality Group 24 Union Square East New York, New York 10003

James Murdoch	4,050	(7)	*
News Corporation
1211 Avenue of the Americas
New York, New York 10036

Allen Questrom	15,840	(8)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

William F. Ruprecht	181,437	(9)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

	Common Stock
Directors, Executive Officers and 5% Shareholders	Number of Shares		Percent of Class
William S. Sheridan	30,000	(10)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Marsha E. Simms	2,066	(11)	*
Weil Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153

Michael I. Sovern	22,691		*
Sotheby’s
1334 York Avenue
New York, New York 10021

Donald M. Stewart	21,066	(12)	*
The Erikson Institute
451 North LaSalle Street, Room 345
Chicago, Illinois 60654

Robert S. Taubman	42,199	(13)	*
200 East Long Lake Road
Bloomfield Hills, Michigan 48304

Diana L. Taylor	12,646	(14)	*
Wolfensohn & Co.
1350 Avenue of the Americas,
29th Floor
New York, New York 10019

The Vanguard Group, Inc	3,805,552		5.62%
100 Vanguard Blvd.
Malvern, PA 19355

Bruno Vinciguerra	42,103	(15)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Dennis M. Weibling	37,815	(16)	*
Rally Capital, LLC
2365 Carillon Point
Kirkland, Washington 98033

Mitchell Zuckerman	9,610	(17)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Directors and Executive Officers as a Group	971,003		1.43%

*	Represents less than 1%.
(1)	Consists of 375,000 shares of common stock owned by Mr. Angelo as well as 11,291 deferred stock units (“Deferred Stock Units”) and 354.82 dividend equivalent rights (“Dividend Equivalent Rights”) issued with respect to the Deferred Stock Units owned by him; and 25,000 shares of common stock owned by his wife.
(2)	Consists of 3,305 shares of common stock owned by Lord Blakenham as well as 30,275 Deferred Stock Units and 2,220.52 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.
(3)	Consists of 35,466 shares of common stock owned by Mr. Ching. Excludes 3,016 RSUs and 33,965 PSUs.
(4)	Held by the Steven B. Dodge Revocable Trust, dated 11/19/85.
(5)	Consists of 14,005 shares of common stock owned by the Duke of Devonshire as well as 30,275 Deferred Stock Units and 2,220.52 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.
(6)	Consists of 2,055 Deferred Stock Units and 10.64 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Meyer.
(7)	Consists of 4,018 Deferred Stock Units and 31.74 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Murdoch.
(8)	Consists of 15,120 Deferred Stock Units and 720.05 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Questrom.
(9)	Consists of 181,437 shares of common stock owned by Mr. Ruprecht. Excludes 42,220 RSUs and 238,766 PSUs.
(10)	Consists of 30,000 shares of common stock owned by Mr. Sheridan. Excludes 6,032 RSUs, 48,789 PSUs and 35,000 unvested Stock Options.
(11)	Consists of 2,055 Deferred Stock Units and 10.64 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Ms. Simms.
(12)	Consists of 1,000 shares of common stock owned by Mr. Stewart as well as 19,975 Deferred Stock Units and 1,090.76 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.
(13)	Consists of 12,821 shares of common stock owned by Mr. Taubman’s grantor trust; 25,190 Deferred Stock Units and 1,688.40 Dividend Equivalent Rights owned by him; 1,500 shares of common stock for which. Mr. Taubman is the custodian for the benefit of his three minor children; 1,000 shares of common stock, which his wife owns.
(14)	Consists of 1,000 shares of common stock owned by Ms. Taylor as well as 11,291 Deferred Stock Units and 354.82 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by her.
(15)	Consists of 42,103 shares of common stock owned by Mr. Vinciguerra. Excludes 21,487 RSUs, 52,233 PSUs and 33,750 unvested Stock Options.
(16)	Consists of 12,358 Deferred Stock Units and 456.69 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Weibling as well as 15,000 shares held in an IRA and 10,000 shares of common stock owned by Eagles Wings LLC over which Mr. Weibling has sole voting and dispositive power as managing member.
(17)	Consists of 9,610 shares of common stock owned by Mr. Zuckerman. Excludes 1,885 RSUs and 14,419 PSUs.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s named executive officers or NEOs (consisting of the Company’s Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and its three other most highly compensated executive officers).

The Company’s current NEOs are:

William F. Ruprecht	—	President & Chief Executive Officer (“CEO”)
William S. Sheridan	—	Executive Vice President & Chief Financial Officer (“CFO”)
Bruno Vinciguerra	—	Executive Vice President & Chief Operating Officer (“COO”)
Kevin Ching	—	Chief Executive Officer, Sotheby’s Asia
Mitchell Zuckerman	—	Executive Vice President, Global Auction Transactions

This CD&A is organized into the following sections:

•	Executive Summary

•	Objectives Relating to NEO Compensation

•	Elements of NEO Compensation and the Decision-Making Process

•	Other Arrangements, Policies and Practices Related to Sotheby’s Compensation Programs

Executive Summary

Sotheby’s 2011 financial performance was very strong, with revenue and earnings increases of 7%, each, over 2010, and the second highest earnings in Company history. These results, achieved in an uncertain global economy reflect disciplined operational management and strong execution of Sotheby’s client-focused strategy.

As in 2010, these results were accomplished with a fundamentally lower risk profile than in prior years, with virtually all auction guarantee principal exposure offset by risk sharing arrangements. By contrast, in 2007, a year of similarly outstanding financial results, the Company had significant guarantee risk exposure. But again in 2011, the Company was highly selective in its use of auction guarantees and issued such guarantees only when protected by risk sharing arrangements which very significantly reduced its financial exposure to guarantees.

In recent years, Sotheby’s has focused on diversifying its sources of revenue. The Company has focused on developing its presence in China and the growth in activity from buyers in this region has been dramatic. As recently as 2007, Auction and Related Revenue attributable to Sotheby’s Hong Kong salesroom was 6.5% of the Company’s consolidated auction and related revenues; by 2011 this grew to 18.8%. Similarly, private (non-auction) sales have become increasingly important to Sotheby’s overall financial performance, with private sale commission revenues increasing 53% from 2010.

These achievements should increase the likelihood of a more diversified revenue stream for the Company in future years.

Three years ago, entering 2009, Sotheby’s faced a sustained worldwide economic downturn and a severely depressed international art market. The Company reacted quickly, implementing initiatives to improve revenue margins, along with a comprehensive cost reduction program which included the following specific measures which directly affected NEO pay, base salary reductions, reduction in the U.S. 401(k) Company matching, and unpaid furloughs.

Pay and Performance

Consistent with Sotheby’s pay for performance philosophy, executive pay was reduced when performance declined in 2009 as described above, and was then increased with respect to 2010 in connection with strong performance. Pay for Performance alignment was further strengthened by the introduction of Performance Share Units, (PSUs) as the primary form of equity for senior executives beginning with the 2010 equity grant and continuing in 2011 and 2012 as the only form of equity grants. PSU vesting is contingent upon meeting time and performance vesting criteria, thus strengthening alignment with shareholders, rewarding sustained value creation, and aligning cost with affordability. This was evidenced when the 2011 PSU award vested only partially in 2012 (75% of the available units vested) since the pre-tax earnings target required for full vesting was not fully achieved.

Governance Practices

Sotheby’s has robust governance practices to ensure appropriate pay practices and mitigate undue risk. These include: an annual risk assessment of all incentive programs performed by the Compensation Committee of the Board of Directors (Committee), prohibiting tax gross-ups to NEOs and change in control excise tax reimbursement and associated gross-up payments. In addition, the Company has a policy of no dividend payments on unvested performance share units, an executive stock holding and anti-hedging policy as well as limited perquisites (these governance practices are discussed in more detail below).

Objectives Relating to NEO Compensation

Sotheby’s executive compensation program consists of a mix of base salary, incentive opportunities (annual cash bonus and longer-term incentive equity awards), retirement benefits, and certain other benefits as outlined below. These compensation elements are intended to maintain Sotheby’s competitive position in the market by enabling the Company to attract and retain key talent in the unique global business of fine art auctioneer, while concentrating a majority of NEO compensation in performance-based cash and equity programs that align NEO interests with those of Company shareholders. It is the intent of the Committee to provide incentives for Company leadership to meet and exceed high individual and corporate performance standards both annually and in the longer term, without encouraging excessive risk-taking. See discussion under Corporate Governance; Board Committees; Compensation Committee—Compensation Policies and Programs Risk, above.

In setting these objectives for NEO compensation, the Company has considered the results of the 2011 Say on Pay vote by its shareholders. With respect to 2010, 92% of voting Sotheby’s shareholders approved of the Company’s NEO compensation decisions. This result indicated to the Committee that Sotheby’s shareholders were satisfied with the actual NEO compensation. The Committee has retained these key objectives for NEO compensation in 2011, as detailed further below:

•	Market-Based Pay

In order to attract and retain top management talent, the Committee believes that NEO compensation should be generally consistent with pay practices at comparable companies. However, this approach is only partially suited to Sotheby’s. Sotheby’s is a unique public company with no directly comparable public peers. (for more detail see Pay Practices section below). Given the absence of direct competitor data, the Committee does not conduct an annual review of competitor pay levels. Periodically, when it deems appropriate, the Committee has referenced general industry survey and “related” peer group data to ensure that total compensation costs are reasonable relative to the Company’s cost and business structure, and that individual NEO pay levels are set within a reasonable range of perceived market practices.

•	Pay Variable with Performance

NEOs should have an incentive to exceed annual individual and company performance goals, but also be motivated to work for the long-term success of the business. To this end, Sotheby’s emphasizes variable pay for both the near and the longer-term, basing a significant proportion of total compensation on the achievement of individual and company results both annually and over the longer term.

In 2007, the Committee retained the independent compensation consultant Semler Brossy Consulting Group, LLC (Semler), to design a contemporary incentive program for the Company’s executives, incorporating both short-term and long-term incentives, that emphasizes variable pay. The measures developed to fund and deliver performance-based pay apply to NEOs as well as other executives.

In 2008, based on Semler’s recommendation, the Committee increased its focus on individual performance relative to Company-wide results for individual incentive award determination. In early 2010, the Committee further increased its emphasis on variable pay for performance by creating a new performance- based equity compensation program. The equity program shifted from awards of service-based vesting restricted stock units (RSUs) to performance-based equity awards in the form of performance share units (PSUs). PSUs require achievement of both performance and service criteria for vesting and in 2011 were the only form of equity compensation. (For more detail regarding the PSU program please see the Performance Shares section below.)

By increasing variable pay as a percentage of total compensation, Sotheby’s can better align executive compensation with value delivered to its shareholders. This design limits fixed costs and also results in higher pay occurring in periods when merited by improved performance, contributing to fiscal stability for the Company. This approach is especially important because of the cyclical nature of the global art market.

•	Alignment of Executives and Shareholders

Sotheby’s has shifted to performance-based equity awards (PSUs) as the only form of equity compensation in order to strengthen the alignment of interests between executives and shareholders.

•	Retentive Features of Incentive Pay Programs

Sotheby’s incentive programs promote retention of high performing executives. A mix of compensation opportunities that includes performance-based short and long term incentives tied to measurable results as well as requiring a period of service as a condition to vesting is important to motivate, reward and retain executive talent. The specialized nature of Sotheby’s business and the challenge of attracting appropriate executives with the requisite skills increase the importance of retention.

•	Affordability of Compensation

The Committee has worked with Semler to identify the most appropriate financial metrics to ensure that total compensation does not exceed what the Company can reasonably afford. Sotheby’s regularly measures its total compensation for all employees against a variety of financial metrics, including Company revenues, net income, and earnings before interest, taxes, depreciation and amortization (“EBITDA”). These metrics are used to determine the size of the annual incentive compensation pool. (For a discussion of how the Company calculates EBITDA, see “Supplemental Financial Information” at the end of this Proxy Statement.)

The above objectives are not necessarily weighted equally, although the Committee has increasingly emphasized pay-for-performance as a guiding principle. Individual awards are determined through a review of individual performance against the entirety of these objectives, as discussed under Individual NEO Performance Assessments—Annual Incentive Cash and Equity Awards under the Incentive Program below. The Committee continues to review its philosophy and believes it is important for this philosophy to evolve as a part of good governance practice to reflect the development of the Company’s business over time.

Elements of NEO Compensation and the Decision-Making Process

Sotheby’s compensation package for NEOs consists of six basic elements outlined in the following table. These elements are based on our compensation objectives described in the previous section, but each has its own purpose. Many of the programs in which the NEOs participate are also open to a broader range of employees.

Element	Purpose	Description
Base Salary	Provide base-line compensation reflecting job responsibilities and experience	Fixed portion of total pay

Annual Performance- Based Bonus	Reward individual performance and create alignment with business strategy and operating performance	Cash award

Long- Term Incentives	Drive long-term strategic focus and provide opportunities for ownership and financial rewards to promote decision making consistent with the goals of the Company and shareholders	PSUs and Stock Options generally with 4 year vesting

Broad-Based Benefits	Offer health program and other coverage to support well-being and healthy lifestyles	Contribution to medical, dental and vision coverage; life, short-term and long-term disability and accident insurance; paid vacation

Retirement Benefits	Support retirement savings	Company contributions to applicable U.S. 401 (k) plan, Hong Kong Provident Scheme, and supplemental U.S. Deferred Compensation Plan.

Perquisites	Provide comprehensive and competitive pay packages	Payments for car allowances; club membership dues; financial planning services; and executive life insurance premiums

Mix of Compensation Elements

The Committee works with management to create an effective mix of compensation elements and potential outcomes for the NEOs. The compensation mix is intended to support our pay-for-performance philosophy and achievement of our key objectives for compensation as outlined below:

•

Fixed vs. Variable Compensation: 87% of the value of the CEO’s targeted compensation package, and approximately 50% of the targeted compensation package for the other NEOs, is performance contingent and only earned when our executives or the Company are successful in ways that support shareholder interests. Targeted compensation consists of each NEO’s base salary, annual incentive cash target and long-term equity incentive target.

•	Short vs. Long-Term Focus: compensation elements for the NEOs focus on the objectives in our strategic plan and create a balance between more immediate and longer-term goals.

•

Cash vs. Non-Cash: the forms of payment to our NEOs vary by type of compensation and are intended to create a well-balanced overall compensation package with a mixture of cash, equity and other benefits.

The following table summarizes how each compensation element delivers on the characteristics outlined above. While we do not establish targeted ratios for each characteristic, we do monitor the balance between them on a regular basis.

Element	Fixed vs. Variable Compensation	Short- vs. Long- Term Focus	Cash vs. Non-Cash

Base Salary	Fixed: increases are based on level of responsibility, experience and individual performance	Short-term	Cash

Annual Performance- Based Bonus	Variable: bonus payments can vary widely from year to year based on Company and individual performance	Short-Term	Cash

Long-Term Incentives	Variable: value of PSUs can vary widely based on Company and stock price performance	Long-Term	Non-Cash

Broad-Based Benefits	Fixed: benefits provide a value that can increase based on usage	Short-Term and Long-Term	Cash and Non-Cash

Retirement Benefits	Variable: some variation in value based on Company performance (profit sharing) and individual performance (annual performance-based bonus matching contribution for broad-based U.S. 401 (k) plan and top-hat U.S. Deferred Compensation Plan)	Long- Term	Cash

Perquisites	Fixed	Short-Term	Cash and Non-Cash

Base Salary

Each NEO receives a base salary to provide predictable income to the executive. The Committee sets NEO base salaries based on levels of responsibility and historical individual performance as well as expected future potential, all of which have subjective aspects, as well as market data for similar positions (for more detail see Pay Practices section below).

No NEOs received base salary increases in 2011.

For further discussion of NEO employment arrangement amendments, see “Employment Agreements and Change in Control Payments” below.

Annual Incentive Compensation Program

The Annual Incentive Compensation Program (Incentive Program) provides the Committee with a quantitative framework for establishing the annual incentive compensation pool to fund cash bonuses and equity awards to NEOs and to all other employees at year-end. The ultimate size of the incentive compensation pool falls within a pre-established percentage range of the Company’s EBITDA. (The Committee considers EBITDA an especially fair measure of performance as it is not impacted by frequently volatile income tax rates which can shift dramatically due to the multi-national sources of Sotheby’s financial results.) The Committee uses its subjective judgment to determine where within the range to establish the actual pool by considering various qualitative factors, such as how well management drove and optimized results in the overall market and economic environment during the year, as well as achievement of specific elements of the Company’s confidential multi-year strategic and operating plans. The incentive pool may be further adjusted by the Committee, upward or downward within a pre-determined percentage range, based on a number of additional qualitative factors, such as leadership in furthering the mandate to develop a more client-focused culture, consistent with the Company’s strategic focus. As an additional control, the Committee then reviews the overall Company compensation-to-revenue ratio against a range previously established by the Committee in order to assess whether there is an appropriate level of total Company compensation cost for the year.

Sotheby’s does not disclose the specific details of the EBITDA and compensation-to-revenue measures. The Committee believes that such disclosure would result in significant competitive harm to the Company. While Sotheby’s competes with many dealers and auctioneers worldwide, it fiercely competes daily for clients and for global market share with only one principal international competitor, Christie’s. This competition extends to recruitment of the art specialists, client relationship managers and other executives who form the backbone of our business. Our principal competitor is a private company and is not subject to public company disclosure obligations.

Further, Sotheby’s does not provide specific guidance to investors regarding earnings, EBITDA or revenues. Providing detail regarding the percentage of EBITDA allocated to the annual incentive compensation pool, the subjective factors used by the Compensation Committee to adjust the size of the pool, or the compensation-to-revenue measure, would provide our principal competitor and others with valuable information about our business strategy, even when provided on an historical basis, as past results are predictive of the future. For example, this detail would enable our competitor to understand how we allocate resources to compensation versus other corporate purposes. It could provide valuable insight into our strategic plan and tactical competitive actions. It might also enable our principal competitor to design compensation programs that might entice our executives to leave for what are perceived to be more lucrative pay opportunities.

A degree of difficulty assessment is inapplicable to establishment of the EBITDA allocation range, as there is no achievement associated with the mere existence of this range. At the Committee’s discretion, the pool available for incentive compensation is a percentage of whatever EBITDA the Company achieves in a given year. Where that percentage lies within the pre-established range is based on the qualitative and subjective criteria discussed above, as determined by the Committee. To the extent that the Committee considers specific elements of the Company’s strategic and operating plans, it does so qualitatively rather than quantitatively. Similarly, the revenue to compensation measure is not an achievement as such, but rather serves to assist the Committee in determining whether the level of incentive compensation is appropriate. It is possible to assess the degree of difficulty in respect to individual NEO target achievement, as discussed under the Individual NEO Performance Assessments and Degree of Difficulty of 2012 Performance Targets sections below.

Establishment of NEO Goals

Under the Incentive Program, NEOs have individual cash and equity target bonus opportunities set at the beginning of the year. However, the actual awards received, if any, are subjectively determined by the Committee at its discretion to recognize efforts relating to long-term strategic objectives which may not necessarily have an immediate short-term impact (as described below in the Individual NEO Performance Assessment and Incentive Compensation section) rather than by a specific formula tied to achievement of the target amounts. At the beginning of each year, NEOs participate in establishing personal financial and non-financial goals for the upcoming year; goals for Messrs. Sheridan, Vinciguerra, and Zuckerman are agreed with and approved by the CEO, who is their direct supervisor; goals for Mr. Ching are agreed with his supervisor, Mr. Vinciguerra, the COO, and are approved by the CEO. The CEO’s goals are approved by the

Committee. Disclosure of these goals—whether for prior or future periods—would reveal key aspects of the Company’s internal strategic business plan, resulting in serious competitive harm to the Company.

NEOs may establish goals in categories relating to improving the Company’s internal capabilities and processes, furthering the Company’s client-focused strategy, developing specific client relationships, or developing staff. In 2011, individual goals for Messrs. Ruprecht, Vinciguerra, Sheridan and Ching included specific confidential financial targets. For all of the NEOs, individual goals included other non-financial objectives relating to the categories referenced above that, if disclosed, would also be competitively harmful to the Company.

Achievement of the objectives and initiatives outlined in Sotheby’s confidential annual operating plan is itself a performance goal that is shared collectively by all members of senior management. It is not, however, used as a formulaic measure in determining individual NEO pay. Operating plan objectives consist of goals related to auction sales turnover, revenue margins, cost containment and profitability growth.

Individual NEO Performance Assessments—Annual Incentive Cash and Equity Awards under the Incentive Program

At year end, the CEO (and NEO’s supervisor if applicable) assess whether the agreed goals have been achieved, along with the NEO’s additional accomplishments and contributions in addressing unanticipated challenges and opportunities throughout the year. For the CEO, the Committee performs this assessment.

The CEO and Executive Vice President of Human Resources prepare a written report concerning each NEO’s performance and recommended incentive awards, which is submitted to the Committee for review. These reports also include confidential assessments of each NEO’s performance against the Company’s confidential multi-year strategic initiatives.

The Committee discusses each NEO’s performance, asking questions of the CEO and Executive Vice President of Human Resources when necessary. Along with overall Company financial performance, the Committee uses the NEO performance reviews to guide its determination of individual NEO incentive compensation awards. In addition, Mr. Ruprecht provided his annual performance self-assessment to the Committee, which also assisted the Committee in evaluating his performance.

In determining the incentive compensation for each NEO, the Committee considers financial, operational, strategic, and individual performance, amongst other factors, with the Committee ultimately using its subjective judgment to determine the amount of the award, if any. The amount and type of incentive compensation paid to each NEO is not derived formulaically.

As a result of the Company’s strong financial performance and similar profitability in 2011, the incentive compensation pool was funded at a comparable level to 2010. In addition to the financial achievements, the NEOs were successful in achieving individual goals relating to improving the Company’s internal capabilities and processes, furthering the Company’s client-focused strategy, developing specific client relationships, or developing staff, some of which are summarized below in the discussion of the elements of individual performance considered by the Compensation Committee in making awards to each NEO:

William F. Ruprecht

Mr. Ruprecht led the Company to the second most profitable year in Sotheby’s history. As in 2010, these outstanding results were accomplished with a fundamentally lower risk profile than in prior years, with virtually all auction guarantee principal exposure offset by risk sharing arrangements. In 2011, Mr. Ruprecht was responsible for securing a number of the Company’s most high-value and successful auction and private sales consignments. Additionally, Mr. Ruprecht made substantial achievements with respect to his individual non-financial performance goals, such as key strategic client initiatives relating to communication, loyalty and service, increased capabilities in emerging markets, especially China, and further development of a global program for talent management and development.

William S. Sheridan

Mr. Sheridan developed and implemented an enhanced Global Enterprise Risk Management (ERM) model for Sotheby’s to further reduce the Company’s overall financial, operational, strategic and reputational risk. Mr. Sheridan also evaluated and delivered an updated internal Corporate Governance proposal to the Audit Committee in 2011 with a view to implementation in 2012. He continued to find innovative ways to manage the Company’s tax exposure and develop a strong financial team.

Bruno Vinciguerra

Mr. Vinciguerra continued to be the operating driver of the Company’s revenue margin management, cost savings, and profitability in 2011. Mr. Vinciguerra has provided significant support and guidance to Asian management to ensure consistent communication and Company alignment with strategic priorities. Again in 2011, Mr. Vinciguerra had a meaningful impact on individual staff development, mentoring key next generation talent, with a special focus on business-winning strategies in the competitive market for auction consignments.

Kevin Ching

Mr. Ching delivered outstanding Asian results, with all-time high levels of performance in 2011, both in sales and profits. Mr. Ching was responsible for managing many of the Company’s most significant client relationships across Asia. Also, in 2011, he was instrumental in leading the development of the Company’s mainland China growth strategy.

Mitchell Zuckerman

Mr. Zuckerman structured and negotiated some of the most complex, and ultimately, most profitable financial transactions in 2011. He also continued to mentor key deal makers within the organization.

To recognize the Company’s strong financial performance and the various non-financial achievements outlined above, the Committee made the cash and equity awards to the NEOs detailed in the 2011-Related Incentive Compensation Paid in 2012 table (Please note: the equity awards granted in 2011 detailed in the Summary Compensation Table below are in respect to 2010 performance. The equity and cash awards in respect to 2011 performance are included in the 2011-Related Incentive Compensation Paid in 2012 table).

Each NEO, as well as certain other executive officers and senior staff received a performance share unit (PSU) grant in early 2012 with respect to 2011 performance. Awards of PSUs were the only equity component for all of the NEOs. Because PSU awards require achievement of both service and performance thresholds for vesting and because their ultimate value is tied to Sotheby’s stock price, the Committee believes these are an appropriate form of long-term incentive compensation. (For more detail regarding the PSU program please see the Long-Term Incentives—Performance Share Units (PSUs) section below.)

Degree of Difficulty of 2012 Performance Targets

Historically, NEO cash incentive awards have demonstrated a high degree of variability when compared to the individual NEO targets, reflecting the Company’s pay-for-performance philosophy. Cash incentive awards made with respect to 2010 and 2011 performance ranged from 136% to 255% of individual NEO targets, compared to 0% to 51% of targets for 2008 and 2009 (when the CEO did not receive any cash incentive awards). Whether an NEO is likely to meet his individual financial and non-financial performance targets for 2012 is a complex assessment, resulting in part from the individually-tailored nature of the targets as well as the unpredictable business environment. And, as stated earlier, the actual awards received, if any, are subjectively determined by the Committee rather than by a specific formula tied to the target amounts. The Committee believes that each NEO will be required to fulfill substantially challenging individual performance goals for 2012 to receive 100%

of his target incentive compensation. These goals will require actions on the part of each NEO that will exceed the fulfillment of routine day-to-day job responsibilities, including the development of client related strategies, as well as management of Company-wide revenue, margin and cost containment targets. In the Committee’s view, these goals have been established at levels which will be very challenging to achieve but with appropriate internal governance processes in place to mitigate undue risk taking.

As discussed in the Annual Incentive Compensation Program section above, the Committee believes that disclosing the specific financial and non-financial goals would result in significant competitive harm to the Company.

Long-Term Incentives

Performance Share Units (PSUs)

In 2010, the Committee adopted a PSU program which acknowledges the cyclical nature of the art market and whereby expense coincides with affordability, as historically, Sotheby’s financial results tend to vary considerably from period-to-period. The PSU program emphasizes the alignment of financial interests of NEOs and other senior staff with the promotion of sustained shareholder value and achieves an effective balance with the shorter-term cash incentive component of the annual Incentive Program. The PSU program is structured as follows:

•

Awards will vest based upon the level of achievement of a pre-tax earnings target (Target) over a four-year vesting period (i.e. units vest on the 1st, 2nd, 3rd and 4th anniversary from the date of grant). (The Committee considers pretax earnings an especially fair benchmark of performance as it is not impacted by frequently volatile income tax rates which can shift dramatically due to the multi-national sources of Sotheby’s financial results.)

•

The Committee will set the Target at the time of grant with reference to the Company’s confidential operating plan. This same Target will be used to determine how many units vest annually over the four year performance period.

•	Vesting can occur at three levels of Target achievement for each vesting year:

•	100% vesting if the Target is achieved or exceeded

•	75% vesting if two-thirds the Target is achieved

•	50% vesting if one-third of the Target is achieved

•	The Company does not pay dividends on unvested PSUs. Dividends with respect to unvested PSUs accrue, but are only payable to the extent that PSUs vest.

•	In recognition of the historically high levels of art market volatility, the program includes “roll-over” / “catch-up” features for both units and pre-tax earnings:

Units

•

If the Target is not fully achieved on a particular vesting date, unvested PSUs may still vest if the Target is exceeded on a future vesting date. A portion of unvested PSUs remaining at the end of the four year vesting period may also vest, depending on the level of achievement of the cumulative four-year Target.

Pre-Tax Earnings

•	To the extent the Target is exceeded for a particular vesting date, the amount of excess pre-tax earnings will be credited towards Target achievement for future vesting dates.

2010 PSU Award Vesting with respect to 2011 Performance

Sotheby’s exceeded the PSU profitability target set with respect to the 2010 award. As a result, all of the PSUs available to vest from this award vested in March 2012.

2011 PSU Award Vesting with respect to 2011 Performance

Sotheby’s did not fully achieve the PSU profitability target set with respect to the 2011 award and, as a result, only 75% of the PSUs available to vest from this award vested in March 2012.

Sotheby’s does not provide specific guidance to investors or analysts regarding earnings or pre-tax earnings. Moreover, Sotheby’s has never shared with investors or analysts the details of its strategic and operating plans because those plans are highly confidential, are intended for internal use only and are based on assumptions that may or may not prove to be correct. The 2012 Target is linked directly to these plans and as such constitutes highly sensitive, confidential business information, the disclosure of which the Committee believes would result in serious competitive harm to the Company, particularly in the hands of its principal global competitor. Specifically, disclosure of the Target would provide our principal competitor with valuable insight into our revenue and margin expectations, and might allow it to gauge the Company’s willingness to compete for highly contested consignments by giving it an understanding of what might motivate the actions of our executives in particular circumstances.

Even on a retrospective basis, disclosure of the Target could be competitively harmful, as past results could provide insight on future results. The Company expects to issue Performance Share Units in subsequent years with different Targets based on its expectations of future performance at that time. Knowledge of the Target established over a number of years could assist our principal competitor in identifying patterns in the Company’s revenue and margin planning versus reported revenues and margins and provide insight into how the Company reacts to changes in market circumstances.

As the Target is established with reference to the Company’s confidential operating plan, as approved by the Board of Directors, it is the Committee’s view that achievement of the Target will be challenging because it will require financial improvement over the Company’s substantially profitable 2011 performance. Achievement of the Target is also subject to a number of variables outside of the Company’s control that could occur over the next four years, including but not limited to evolving conditions in the highly volatile and competitive global market for high-end art.

Accordingly, we are concerned that disclosure of the Target during the course of an award’s four-year performance cycle could have the undesirable effect of actually preventing us from hitting that target, by giving our primary competitor and others unprecedented insight into our strategic business plan. Moreover, given the current uncertainty of achieving the Target, we would not want investors and analysts to use the Target as a forecast of Company pre-tax net earnings, for the same reasons we do not give forward-looking earnings guidance to the public.

In determining to maintain the confidentiality of the Target to avoid competitive harm, we have considered the materiality of the Target to investors as required by SEC rules. As operating plan details have never been disclosed to the investing public, investors have not used that information in making investment decisions, and the failure to disclose the Target—which must be cleared annually as a condition to ratable vesting of PSU awards over a four-year performance cycle—does not deprive current investors of material information necessary to decide whether to buy, sell or hold our securities. Our annual operating plan is approved by our Board of Directors, so investors will understand that the Target, which is linked to that plan, is not arbitrarily determined and has been the subject of Board oversight.

Since 2011, all equity awards under the Restricted Stock Unit Plan were made in the form of PSUs. For the foreseeable future, the Company intends to continue to make all equity awards in the form of PSUs, so that the

Company will ultimately incur expense only in relation to achievement of the performance target, i.e., expense will coincide with affordability. (All individual NEO equity awards with respect to 2011 are detailed in the 2011-Related Incentive Compensation Paid in 2012 table below)

Other Performance Shares

In 2006, the Company awarded Mr. Ruprecht Performance Shares, which are restricted stock shares that vest only upon the achievement of predetermined cumulative three and five-year company financial or market performance criteria established by the Committee. Sotheby’s achieved the three year company financial performance criteria resulting in the subsequent vesting of 60% (180,000) of Mr. Ruprecht’s Performance Shares. Similarly, the Company also achieved the five-year financial performance criteria resulting in the remaining 40% (120,000) of Performance Shares vesting in March, 2011.

Timing of Equity Award Grants

The equity awards made by the Committee to NEOs in early 2012 with respect to 2011 consisted solely of PSUs. Under the Incentive Program, equity awards are granted during the first quarter following the year for which the relevant performance period has been completed.

Broad-Based Benefits

The NEOs are eligible to participate in the health and welfare benefits generally made available by the Company to its regular full-time employees, such as medical, dental and vision coverage; life, short-term and long-term disability and accident insurance and paid vacation.

Retirement Benefits

United States 401(k) Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees. Previously, participants were provided a maximum matching Company contribution of up to 6% of eligible compensation, however, in May, 2009, as part of the Company’s cost reduction program, matching contributions were reduced to a maximum of 3% of eligible compensation. Also, participants receive Company profit sharing contributions to the 401(k) plan if the Committee, in its discretion, declares a profit sharing contribution for that year. As a result of the Company’s strong financial performance in 2011, the Committee approved a 3% profit share contribution; the Committee awarded a 4% profit share contribution in respect to 2010 and did not award any profit sharing contribution in respect to 2009 performance.

United States Deferred Compensation Plan

The United States-based NEOs and other U.S. senior staff may participate in the Sotheby’s Deferred Compensation Plan (see Non-Qualified Deferred Compensation Benefits table below). This plan allows participants for whom contributions to the 401(k) plan are limited by Internal Revenue Code regulations to defer annually a portion of their pre-tax income from the Company and the Company provides contributions on the same basis as for the 401(k) plan, as detailed above. The Deferred Compensation Plan provides participants with a broad menu of investment crediting options which track a portfolio of various deemed investment funds.

In designing the Deferred Compensation Plan and choosing among various service providers to administer the plan, in 2006, the Company retained Hewitt Associates, a nationally recognized benefits consulting firm.

Hong Kong Provident Scheme

Mr. Ching, who works and resides in Hong Kong and is not eligible to participate in the United States retirement plans, participates in the Hong Kong Provident Scheme, a defined contribution plan that has similarities to a 401(k) plan.

A detailed discussion of the United States Deferred Compensation Plan, the Hong Kong Provident Scheme appear later in this proxy statement under “Pension Benefits.”

Perquisites

In order to provide comprehensive and competitive compensation packages to its NEOs and other senior executives, the Company provides a limited number of perquisites to these individuals, including car allowances, club membership dues, financial planning services and executive life insurance premiums in addition to benefits available to all Sotheby’s full time employees. The Company considers these perquisites to be reasonable. In 2011, no gross-up payments were made to any NEO.

Other Arrangements, Policies and Practices Related to Sotheby’s Compensation Programs

Outside Compensation Consultants

Consultant Employment Process

The Sotheby’s Compensation Committee Charter grants the Committee the power to retain and terminate compensation consultants and the sole authority to approve a consultant’s fees and other terms of an assignment. The Committee uses Semler Brossy Consulting Group, LLC as its primary independent advisor. The Committee also draws on advice from other consultants from time to time to provide a second opinion or assist with special projects, if necessary.

Semler Brossy regularly provides advice and information around key pay decisions. In 2011, Semler Brossy provided advice around competitive pay levels, severance arrangements, incentive plan design, and emerging governance and pay trends.

Outside Compensation Consultant Policy

To ensure that outside compensation consultants retained by the Committee maintain a level of independence from management, no compensation consultant may provide services contracted by Company management unless the Committee has approved in advance each service and the material terms of the engagement, including fees. In 2011, no such other services were approved or provided.

Pay Practices

Market-Based Pay

The nature of Sotheby’s business requires unique talent. The Company participates in the highly competitive global art market, and all of its significant direct business competitors, including Christie’s, are private. As a result, these competitors do not disclose executive compensation data.

Given the absence of direct competitor data, the Committee does not conduct an annual review of competitor pay levels. Periodically, when it deems appropriate, the Committee has referenced general industry survey and “related” peer group data to ensure that total compensation costs are reasonable relative to the Company’s cost and business structure, and that individual NEO pay levels are set within a reasonable range of perceived market practices. In late 2010, the Company reviewed NEO pay against the peer group identified during the decision-making process regarding the CEO’s employment agreement (as discussed below) to check that they were appropriately positioned. However, because the Committee lacks confidence that the data provide a precise match to Sotheby’s circumstances, it does not rely solely on this data for determining NEO pay levels. The Committee relied primarily on these comparisons to inform it regarding current “market” pay practices in a number of industry and other categories of public companies that share certain attributes with Sotheby’s.

Rather, the Committee places more significance on a number of subjective performance factors in making NEO compensation decisions. To set NEO compensation in 2011 and in prior years, the Committee considered the following performance factors:

•	Historical performance by the individual

•	The individual’s projected contributions to Sotheby’s future growth

•	Leadership skills and overall reputation with the Company and the global art market

2010 Peer Group (Input to CEO Pay Decisions)

As part of its decision-making process regarding the CEO’s new employment agreement, the Committee worked with Semler Brossy to conduct a competitive assessment of pay levels and practices. The 2010 peer group contain subsets of companies which reflect different aspects of Sotheby’s business, but which together are intended to reflect Sotheby’s business characteristics more broadly. The 2010 peer group contains two company subsets: (i) professional services, and (ii) luxury goods.

	Professional Services	Luxury Goods
Aspects That Reflect Sotheby’s Business	• Service-based business • Human capital intensive • Relationship intensive • Revenue generation is an ongoing business challenge	• Service element • Similar nature of products • Sales/expert role • Similar clientele

Peer Selection Criteria	Four objective and one subjective screen criteria.	Two objective and one subjective screen criteria

Objective Criteria:	Objective Criteria:
i. Select Global Industry Classification Standards sub-industries	i. Select Global Industry Classification Standards sub-industries
ii. Revenue	ii. Revenue
iii. Revenue per Employee iv. Geographic footprint

Professional Services	Luxury Goods
Additional subjective assessment excluded companies with business models or business characteristics substantially dissimilar to Sotheby’s, including companies whose primary business is providing outsourcing, training, data, software for data and relationship management, engineering, or commodity advertising.

Additional subjective assessment identified companies where: (i) there is a high importance in branding, marketing, and brand perception; and (ii) client relationships are not purely transactional.

Resulting peers: 10

Resulting peers: 10

Appendix A to the proxy statement is a list of the companies comprising the two groups described above.

Other Market References (Input to CEO Pay Decisions)

The Committee also reviewed general industry compensation data from the 2009 US Mercer Benchmark Database—Executive and private equity compensation data from the 2009 Dow Jones Private Equity Analyst—Holt Compensation Study in connection with Mr. Ruprecht’s current contract.

The Committee believes that the combination of the peer group and other market references in aggregate provides a good starting point for determining appropriate CEO compensation.

Tax Treatment of NEO Compensation

The Committee has taken into consideration Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), regarding NEO Compensation. Section 162(m) permits the Company to deduct NEO compensation exceeding $1 million if objective performance criteria are fulfilled.

Under the Incentive Program, cash bonuses and equity awards for NEOs and other executive officers may be made under the Company’s Executive Bonus Plan, which serves as the Company’s Section 162(m) plan (the “162(m) plan”) in order to set an objective threshold for eligibility to receive incentive compensation which qualifies for deductibility under Section 162(m).

The purpose of the 162(m) plan threshold is to determine what NEO compensation is eligible for tax deduction by the Company. The Committee applies negative discretion in order to reduce awards to be consistent with the level of awards under the Incentive Program and the achievement of personal financial and non-financial goals and other aspects of job performance as described above.

Under the 162(m) plan, eligibility for tax-deductibility under Section 162(m) is determined with reference to a single financial threshold established annually by the Committee, at the beginning of the year. For 2011, that threshold was established as $100 million of EBITDA, adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting. Apart from determining objectively whether the pay for NEOs is eligible for tax-deductibility under Section 162(m), this 162(m) plan target has no other applicability to compensation decisions. Accordingly, the Company sees no competitive harm in disclosing this EBITDA target. The Committee established a $3 million individual maximum award payable under the 162(m) plan which was approved by shareholders on May 7, 2007. The Compensation Committee may adjust this amount down from year to year. For 2011, the Committee set an individual award maximum of $3.0 million.

In 2011, the performance threshold established by the Committee was significantly exceeded. The Committee nevertheless used downward discretion to lower the awards to Mr. Ruprecht. The Committee awarded Mr. Ruprecht a $1.9 million cash payment and PSUs valued at approximately $700,000 under the 162 (m) plan (in addition to his $3.5 million contractual PSU minimum which is outside the 162(m) plan). For the other NEOs the Committee used downward discretion under the 162(m) plan to lower the cash and equity incentive awards from the 2011 $3.0 million maximum award, to levels that are consistent with the level of awards under the company-wide Incentive Program and each NEO’s individual goal achievements. Accordingly, Mr. Ruprecht’s cash and equity incentive compensation awards and the other NEO’s cash and equity incentive compensation awards under the 162(m) plan qualified for tax treatment under Section 162(m). These awards are shown in the 2011-Related Incentive Compensation Paid in 2012 Table below.

The NEOs would not have qualified for or received payment under the 162(m) plan with respect to 2011 performance if the Company had not achieved the $100 million EBITDA threshold. No performance targets other than EBITDA were used to determine whether payments would be available under the 162(m) plan with respect to 2011 performance.

2012 162(m) Deductibility

The Company’s Executive Bonus Plan was approved by the Shareholders at the 2007 Annual Meeting of Shareholders. In order for awards under the Executive Bonus Plan to be eligible for deductibility under Section 162(m), the Executive Bonus Plan must be reapproved by the shareholders at least every five years. The Company is, therefore, submitting the Executive Bonus Plan to shareholders for approval at this year’s Annual Meeting of Shareholders. (See Proposal 3, Reapproval of Sotheby’s Executive Bonus Plan, p. 58.)

For 2012, the Committee again established a minimum $100 million consolidated EBITDA (adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting) performance threshold under the 162(m)

plan. Assuming the minimum performance threshold is met, each individual will be eligible for an award of up to $3.8 million; however, the Committee will exercise its downward discretion under the 162(m) plan so that the amounts of actual awards under the 162(m) plan are consistent with the level of awards under the Company-wide Incentive Program. Accordingly, incentive compensation awards under the Incentive Program, up to the 162(m) plan maximum award level, will qualify for tax treatment under Section 162(m), provided the 162(m) plan threshold is achieved.

Apart from determining objectively whether the pay for NEOs is eligible for tax-deductibility under 162(m), the 162(m) plan target has no other applicability. Accordingly, the Company sees no competitive harm in disclosing this EBITDA target.

Employment Agreements and Change in Control Payments

The Committee believes that it is beneficial to have employment or severance arrangements with the CEO and other NEOs in order to provide appropriate focus and financial security for these executives and that entering into these arrangements from time to time is necessary as an inducement to attract and retain senior executives.

CEO

In 2010, the Company entered into a new agreement with a four year term, and annual one-year extensions thereafter. Sotheby’s has been fortunate to have Mr. Ruprecht’s leadership as CEO over the past eleven years, through a variety of business conditions, and most recently positioning the Company to take full advantage of the art market recovery.

This agreement is consistent with the Committee’s objectives to:

•

Provide the opportunity to earn compensation at the high end of market references, in recognition of Mr. Ruprecht’s tenure and sustained performance through both good and difficult times—but only deliver value to him through sustained performance

•	Ensure consistency with the pay structure of other Company executives

•	Be responsive to current shareholder issues related to executive employment contracts

The principle terms of Mr. Ruprecht’s employment agreement are described in the Employment and Related Agreements section below.

Other NEO’s

Messrs. Ching, Sheridan, Vinciguerra and Zuckerman have severance agreements with the Company. None of these agreements include guaranteed cash incentives or equity awards or tax gross-up provisions as described more fully in the Employment and Related Agreements section below.

All NEOs, along with all other Restricted Stock Unit Plan and Stock Option Plan participants, are entitled to the acceleration of service vesting restricted stock units and stock options upon a change in control of the Company. The Committee retains discretion in respect to acceleration of performance-based vesting of PSU awards upon a change in control of the Company.

Stock Ownership Policy

The Company’s stock ownership policy, established in 2007, requires senior executives to retain 50% of stock awards (net of tax withholding) until a specified target number of shares are accumulated. Target ownership requirements vary depending on position, salary and equity award participation levels. The Company monitors compliance for all executive officers, including NEOs, and failure to comply could jeopardize an executive’s right to receive future equity awards. The CEO has a target ownership requirement of 120,000 shares and the other NEOs are required to hold 30,000 shares. All NEOs are in compliance with this policy.

Hedging Policy

The Sotheby’s internal Policy on Trading in Sotheby’s Securities, which applies to every employee and Director of the Company, provides that no employee or Director may (i) engage in any transaction in publicly traded options on Sotheby’s common stock or any other transaction to hedge a position in Sotheby’s securities; or (ii) sell Sotheby’s common stock “short”, except as part of a “cashless” or other exercise of stock options granted by Sotheby’s.

Compensation Clawbacks

Under the Incentive Program, the Company may recoup, or refuse to pay, any cash or equity incentive based compensation paid or payable to an employee in the event of a restatement of the Company’s financial statements pursuant to applicable law or regulation or Company policy adopted consistent with applicable law or regulation. The Company is awaiting the anticipated adoption of laws or regulations regarding clawbacks and will adopt a formal written policy at that time.

Summary Compensation Table

The following table sets forth all compensation of the Chief Executive Officer, the Chief Financial Officer, who is the Company’s principal financial officer, and each of the other three most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs” and, individually, a “Named Executive Officer” or “NEO”) of the Company during 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(4)	Total ($)

William F. Ruprecht	2011	$700,000	$0	$4,201,674	$0	$1,900,000	$0	$230,056	$7,031,730
President and Chief Executive Officer	2010	$691,667	$0	$2,153,245	$0	$2,650,000	$0	$473,083	$5,967,995
	2009	$613,462	$0	$1,400,000	$0	$0	$0	$340,780	$2,354,242

William S. Sheridan	2011	$600,000	$0	$692,049	$0	$650,000	$0	$171,307	$2,113,356
Executive Vice President and Chief Financial Officer	2010	$590,000	$0	$287,600	$733,600	$750,000	$0	$132,573	$2,493,773
	2009	$549,615	$0	$199,996	$0	$180,000	$0	$178,275	$1,107,886

Bruno Vinciguerra	2011	$550,000	$0	$790,890	$0	$1,200,000	$0	$112,675	$2,653,595
Executive Vice President and Chief Operating Officer	2010	$540,833	$0	$489,366	$471,600	$1,400,000	$0	$49,364	$2,951,163
	2009	$503,814	$0	$712,501	$0	$225,000	$0	$67,334	$1,508,649

Kevin Ching	2011	$642,302	$0	$543,747	$0	$1,152,290	$0	$113,794	$2,452,133
Chief Executive Officer, Sotheby’s Asia	2010	$632,800	$53,627	$293,633	$0	$1,042,511	$0	$121,640	$2,144,211
	2009	$590,855	$0	$100,002	$0	$261,233	$0	$110,582	$1,062,672

Mitchell Zuckerman	2011	$535,000	$0	$296,604	$0	$575,000	$0	$95,135	$1,501,739
Executive Vice President, Global Auction Transactions	2010	$526,083	$0	$97,878	$0	$600,000	$0	$52,848	$1,276,809
	2009	$490,073	$0	$62,498	$0	$177,500	$0	$63,728	$793,799

(1)	This column covers cash bonuses that are not based on any performance criteria.
(2)	The amounts disclosed in this column reflect the grant date fair values of each stock award calculated in accordance with the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718 (Compensation-Stock Compensation). For 2011, the stock award value is calculated by multiplying the number of PSUs in the award by the grant date fair value per unit ($41.74). The grant date fair value represents the closing price per share of Sotheby’s common stock on the business day immediately preceding the date of grant (in this case, $42.22) reduced by a discount reflecting the net present value of dividends expected to be earned by the NEO over the vesting period of the PSU award. These amounts relate to equity awards paid in early 2011 with respect to 2010 performance.
(3)	These amounts consist of the individual’s annual cash incentive bonus in respect to performance in the corresponding year.
(4)	The amounts disclosed in this column for 2011 consist of:

(a) Mr. Ruprecht. Automobile allowance of $25,000; club dues; personal financial planning fees; dividend and dividend equivalent payments with respect to unvested shares and units of $34,494; Company payments of life insurance premiums; Company contributions under the Company’s Retirement Savings Plan of $17,150; and Company allocations under the Company’s Deferred Compensation Plan of $111,017.

(b) Mr. Sheridan. Automobile allowance of $75,000; club dues; personal financial planning fees; dividend and dividend equivalent payments with respect to unvested shares and units; Company payments of life insurance premiums; Company contributions under the Company’s Retirement Savings Plan of $15,800; and Company allocations under the Company’s Deferred Compensation Plan of $36,750.

(c) Mr. Vinciguerra. Personal financial planning fees; dividend and dividend equivalent payments with respect to unvested shares and units of $11,382; Company payments of life insurance premiums; Company contributions under the Company’s Retirement Savings Plan of $17,150; and Company allocations under the Company’s Deferred Compensation Plan of $71,983.

(d) Mr. Ching. Automobile allowance of $29,545; dividend and dividend equivalent payments with respect to unvested shares and units; Company contributions under the Hong Kong Provident Fund Scheme of $64,230; and a business referral fee of $17,495.

(e) Mr. Zuckerman. Automobile allowance; dividend and dividend equivalent payments with respect to unvested shares and units; Company payments of life insurance premiums of $13,848; Company contributions under the Company’s Retirement Savings Plan of $17,150; and Company allocations under the Company’s Deferred Compensation Plan of $45,043.

Grants of Plan-Based Awards During 2011 Table

The information contained in the following table includes plan-based awards made in 2011 with respect to 2010 performance. These awards are included in this table in order to conform to requirements that this table include all grants that were made in 2011, even if the grants relate to 2010 performance rather than 2011 performance. Performance Share Unit awards made in early 2012 with respect to 2011 performance are disclosed after the table under “2011-Related Equity Incentive Compensation Paid in 2012” and will be included in next year’s table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Ruprecht	2/4/11				(1)	(1)	(1)	100,663	(2)			$4,201,674
President and Chief
Executive Officer

William S. Sheridan	2/4/11				(1)	(1)	(1)	16,580				$692,049
Executive Vice
President and Chief
Financial Officer

Bruno Vinciguerra	2/4/11				(1)	(1)	(1)	18,948				$790,890
Chief Operating Officer

Kevin Ching	2/4/11				(1)	(1)	(1)	13,027				$543,747
Chief Executive
Officer, Sotheby’s Asia

Mitchell Zuckerman	2/4/11				(1)	(1)	(1)	7,106				$296,604
Executive Vice
President, Global Auction Transactions

(1)	The Company’s PSU program does not set Threshold, Target and Maximum payouts. Vesting can occur at three levels of target achievement for each vesting year

•	100% vesting if the Target is achieved or exceeded

•	75% vesting if two-thirds of the Target is achieved

•	50% vesting if one-third of the Target is achieved

For a detailed explanation of the PSU program, see “Compensation Discussion and Analysis—Long Term Incentives— Performance Share Units (PSUs)” above.

(2)	Granted pursuant to Mr. Ruprecht’s employment arrangement.
(3)	PSU Grant Date Fair Values—Award values were calculated by multiplying the number of PSUs in the award by the grant date fair value per unit ($41.74). The grant date fair value represents the closing price per share of Sotheby’s common stock on the business day immediately preceding the date of grant (in this case $42.22) reduced by a discount reflecting the net present value of dividends expected to receive by the NEO over the vesting period of the PSU award.

For a detailed discussion of annual equity and cash incentive compensation awards, see “Compensation Discussion and Analysis—Objectives of NEO Compensation—The Elements of NEO Compensation and the Decision-Making Process.”

As noted in the CD&A, the Company pays NEO annual incentive compensation awards early in the year following the year to which the award relates. The equity awards made in February 2012 with respect to 2011 performance are listed in the table below. These awards are not included in the “Grants of Plan-Based Awards in 2011” table above as they were not actually granted during 2011.

2011-Related Equity Incentive Compensation Paid in 2012

Name	Grant Date	Performance Share Unit Awards (#)	Grant Date Fair Value of Performance Share Unit Awards ($)(1)
William F. Ruprecht	2/10/2012	107,225	$4,117,440
William S. Sheridan	2/10/2012	15,318	$588,211
Bruno Vinciguerra	2/10/2012	25,530	$980,352
Kevin Ching	2/10/2012	16,595	$637,248
Mitchell Zuckerman	2/10/2012	6,383	$245,107

(1)	PSU Grant Date Fair Values—Award values are calculated by multiplying the number of PSUs in the award by the grant date fair value per unit ($38.40). The grant date fair value represents the closing price per share of Sotheby’s common stock on the business day immediately preceding the date of grant (in this case, $39.17) reduced by a discount reflecting the net present value of dividends expected to be earned by the NEO over the vesting period of the PSU award.

Employment and Related Agreements

A number of the compensation items reported in the Summary Compensation Table and the Grants of Plan-Based Awards in 2011 Table are governed by the terms of employment-related agreements with each of the NEOs. For additional details regarding the types of compensation provided under these agreements, see “Compensation Discussion and Analysis” above and “Potential Payments Upon Termination Or Change-Of-Control” immediately following this section.

William F. Ruprecht

In 2010, Mr. Ruprecht and the Company entered into a new four year employment agreement that expires on August 31, 2014. One year renewals will occur thereafter unless the Company or Mr. Ruprecht provides notice of non-renewal at least five months prior to the end of the initial term or an annual extension.

Under the agreement, Mr. Ruprecht’s annual salary is $700,000. Mr. Ruprecht is entitled to an annual cash target bonus of $1.4 million with maximum payment of 200% of the cash target bonus. He is also entitled to be awarded annual PSU grants of a minimum of $3.5 million up to a maximum of $4.5 million in the discretion of the Compensation Committee. These awards will vest ratably over four years and are contingent upon the attainment of performance goals.

In the event of the termination of Mr. Ruprecht’s employment by the Company without Cause or by Mr. Ruprecht for Good Reason (as the terms Cause and Good Reason are defined in the agreement), Mr. Ruprecht will be paid $4 million, and he and his dependents will receive continued coverage for three years under the Company’s medical, dental, vision and life insurance plans. At the time of either type of termination, his then-outstanding restricted stock and restricted stock unit awards will be fully vested and his PSU awards will continue to vest contingent upon the Company attaining the performance goals.

In the event of termination by the Company for Cause, or termination by Mr. Ruprecht without Good Reason, Mr. Ruprecht will not be entitled to any termination payment or any bonus, whether accrued or not.

In the event of death or disability, a $2 million lump sum is payable together with existing entitlements under the Company’s life insurance or disability plans. Additionally, his then-outstanding restricted stock and restricted stock unit awards will be fully vested and his PSU awards will continue to vest contingent upon the attainment of performance goals.

Payments to Mr. Ruprecht under the agreement supersede any payments under the Company’s severance plan.

At the end of the term of the agreement, Mr. Ruprecht and his dependents will continue to be covered for three years under the Company’s medical, dental, vision and life insurance plans, and his PSU awards will continue to vest contingent upon the Company attaining the performance goals.

The agreement provides that the Company may, pursuant to Company policy adopted consistent with applicable law, recoup incentive compensation paid to Mr. Ruprecht based on financial statements that are restated. The Company is awaiting the anticipated adoption of laws or regulations regarding clawbacks and will adopt a formal written policy at that time.

During his employment and for one year thereafter, Mr. Ruprecht may not compete with the Company, solicit employees to leave the Company’s employ or solicit business of the Company’s clients. Mr. Ruprecht and the Company also agree to mutual nondisparagement covenants.

Mr. Ruprecht is required to release the Company of all claims in order to obtain his termination of employment benefits. The Company will also release Mr. Ruprecht of all claims except for those based on facts and circumstances of which Mr. Ruprecht is aware at the time of signing the release and fails to disclose. Mr. Ruprecht has also entered into a confidentiality agreement with the Company by which he agrees not to disclose confidential information for two years, except that the obligation to keep client data confidential will be unlimited in duration.

William S. Sheridan

The Company and Mr. Sheridan entered into a Severance Agreement, effective as of July 1, 2011 (the “2011 Agreement”). The 2011 Agreement replaced his 2006 severance agreement (the “2006 Agreement”) with the Company, which terminated on June 30, 2011. Pursuant to the 2011 Agreement, if the Company terminates Mr. Sheridan’s employment without Cause or he terminates his employment with Good Reason, as such terms are defined in this agreement, at any time through December 31, 2013 (the “Applicable Period”), Mr. Sheridan will be entitled to (i) accrued but unpaid salary through the termination date, (ii) any declared and earned but unpaid bonus for the prior calendar year, (iii) a cash payment of $2,200,000 (the “Cash Payment”) (increased from $1,550,000 under the 2006 Agreement) ; and (iv) 18 months of continued medical and dental coverage pursuant to COBRA, beginning on the termination date. Mr. Sheridan may terminate his employment for Good Reason if, among other things, the Company fails to pay him a base salary of not less than $600,000 or materially diminishes his incentive targets for cash bonus and equity compensation.

In consideration for payments under this agreement, Mr. Sheridan is bound by covenants not to compete with the Company in certain jurisdictions and not to solicit employees of the Company or certain of its clients with whom he has had dealings. Additionally, to receive the Cash Payment and paid medical and dental expenses, Mr. Sheridan must deliver a release of all claims against the Company and its affiliates.

Bruno Vinciguerra

The Company and Mr. Vinciguerra entered into a Severance Agreement effective January 1, 2010. Pursuant to the Severance Agreement, if, between January 1, 2010 and December 31, 2013, Mr. Vinciguerra is terminated without Cause or he terminates his employment with the Company for Good Reason, Mr. Vinciguerra will receive the following payments (“Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date, and all unpaid and approved cash incentive compensation for the calendar year prior to the year in which the termination occurs. Additionally, he will receive from the Company twice his annual base salary at the time of termination plus two months of that salary for each full year of employment with the Company, and medical and dental coverage pursuant to COBRA to be paid by the Company for a period of twelve months plus one additional month for each full year of employment with the Company (not to exceed eighteen months).

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Vinciguerra receiving payment only of the Accrued Obligations.

In exchange for the described severance benefits, Mr. Vinciguerra agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason. He also agreed to a twelve month post-employment non-competition covenant and a twelve month post-employment non-solicitation covenant. Additionally, to receive severance benefits other than the Accrued Obligations, Mr. Vinciguerra must deliver a release of all claims against the Company and its affiliates.

Kevin Ching

Through its Sotheby’s Hong Kong, Ltd. subsidiary, the Company and Mr. Ching entered into Severance Agreement that became effective on January 1, 2010.

Mr. Ching’s term of employment under the Severance Agreement is January 1, 2010 through December 31, 2013. In serving as Chief Executive Officer, Asia, he receives an annual base salary of HK$5,000,000 ($642,302), of which HK$867,000 ($111,375) is attributable to housing rent reimbursement. He has an annual discretionary cash incentive bonus target of HK$4,050,000 ($520,265) as well as an annual equity based incentive bonus target of US$175,000. He also is eligible to participate in a pension-type plan, the Hong Kong Provident Fund Scheme, and receives a HK$230,000 ($29,545) annual car allowance.

Mr. Ching and the Company may each terminate this agreement with notice under certain circumstances. If Mr. Ching is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (the “Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date, and all unpaid cash incentive compensation approved prior to the termination date. In addition, as a result of either type of termination, the Company will pay him one year of base salary from the date of termination, and he may receive under certain circumstances a prorated portion of the annual cash incentive compensation for the year in which the termination occurs. To the extent that the payments described in the preceding sentence do not equal or exceed HK$7,750,000 ($995,568) , the Company will pay him the difference. If the Company fails to renew this agreement during its final year for a renewal period of at least one year at the same title, base salary and annual cash bonus opportunity, Mr. Ching will receive a lump sum payment of one year’s base salary.

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Ching receiving payment of the Accrued Obligations.

In exchange for the described severance benefits, Mr. Ching has agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason, a twelve month post-employment non-competition covenant and a twelve month post-employment non-solicitation covenant, as well as providing a release of all claims against the Company and its affiliates.

Mitchell Zuckerman

The Company and Mr. Zuckerman entered to a Severance Agreement, which became effective as of January 1, 2010. Pursuant to the Severance Agreement, if, between January 1, 2010 and December 31, 2012, Mr. Zuckerman is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (the “Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date, and all unpaid and approved cash incentive compensation for the calendar year prior to the year in which the termination occurs. Additionally, he will receive from the Company three times his annual base salary at the time of termination plus an amount equal to the total cash incentive compensation actually paid to him for the three years preceding the year in which the termination occurs, and medical and dental coverage pursuant to COBRA to be paid by the Company for a period of 18 months.

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Zuckerman receiving payment only of the Accrued Obligations.

In exchange for the described severance benefits, Mr. Zuckerman has agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason as well as to a twelve month post-employment non-competition covenant and a twelve month post-employment non-solicitation covenant. Additionally, to receive severance benefits other than the Accrued Obligations, Mr. Zuckerman must deliver a release of all claims against the Company and its affiliates.

Potential Payments Upon Termination Or Change-Of-Control

Introduction

This portion of the proxy statement lists the estimated potential payments or benefits received by each NEO upon various types of termination of employment or change of control. Each of these events is assumed to have occurred on December 30, 2011, the last business day of 2011.

To calculate payments resulting from the vesting of restricted stock, the Company has used the Share Closing Price of $28.53 on December 30, 2011, the last NYSE trading day of the year. The individual tables below for each NEO show the various payments or benefits that NEO would receive depending on the type of termination event. Some of these payments or benefits result from that NEO’s compensation agreement or the terms of the Stock Option and Restricted Stock Unit Plans.

Excluded Payments and Other Benefits

The payments shown for each termination or change of control event do not include any of the following items paid to or accruing with respect to each NEO under the following plans and statutory requirements on the termination or change in control date:

•

Sotheby’s, Inc. Severance Plan. This is a broad-based plan for which full-time, non-union salaried United States employees are eligible for payment as a result of certain significant transactions involving the Company, including consolidation of departments or business units. Each NEO’s employment or severance agreement benefits would replace all benefits for which the NEO would be otherwise eligible under this plan. These terms prevent “double” severance compensation for an NEO.

•

Sotheby’s Deferred Compensation Plan; Sotheby’s, Inc. Retirement Savings Plan; Hong Kong Provident Fund Scheme. Upon the occurrence of an applicable employment termination event, these plans provide for the distribution of contributed, deferred or earned amounts to participants. However, these plans do not provide for any additional compensation or benefit beyond these distributions solely as a result of the termination event.

•	Life or Disability Insurance Benefits. These are excluded as they are not a direct payment from the Company to an NEO or his beneficiaries.

•

Accrued but Unpaid Salary and Incentive Compensation. Each NEO’s compensation agreement provides the payment of accrued but unpaid salary and, in some instances, incentive compensation for the year in which the termination occurs.

Understanding the NEO Tables: Key Facts and Assumptions

•

Under the terms of the Stock Option Plan and the Restricted Stock Unit Plan, vesting of awards (other than PSUs) is accelerated in the event of permanent disability, retirement, death, or a Change of Control (defined below).

•

Each NEO is entitled after death or disability to continue to receive, or for his heirs to receive, the common stock and dividends resulting from PSUs to the extent they vest as a result of meeting the relevant performance targets.

•	No outstanding PSU awards have accelerated vesting provisions in the event of a Change of Control.

•

Sotheby’s did not grant any stock options or RSUs to NEOs in or with respect to 2011. However, the following tables do include stock options and RSUs granted in or with respect to prior years that were not fully vested as of the assumed termination date.

•

The Company has assumed for purposes of preparing these tables that, on the termination date, the NEO exercised all vested stock options and sold the underlying shares received. The amount shown in each case is the difference between the Share Closing Price and the exercise price of the stock option, multiplied by the number of shares sold on that date. In the case of restricted stock or restricted stock unit awards assumed to vest on December 30, 2011, the amount shown in each table is the amount resulting from multiplying the shares deemed to have vested (or shares received as a result of units deemed to have vested) by the Share Closing Price.

•

The tables below list certain payments and benefits that the NEOs will receive upon a termination that occurs after a Change of Control. “Change of Control” means that either of the following has occurred:

(i)	any individual, entity or group (each, a “Person”) becomes, directly or indirectly, the beneficial owner of the Company’s common stock enabling that Person to elect a majority of the members of the Board of Directors; OR

(ii)	the individuals constituting the Board of Directors (the “Incumbent Board”) cease for any reason within any period of 18 consecutive months to constitute at least a majority of the Members of the Board of Directors; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual was a member of the Incumbent Board.

•	Pursuant to his employment or severance agreement, each NEO will receive the amounts included in the row “Severance or Other Lump Sum Payment” in the table appearing under his name.

William F. Ruprecht

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control(1)	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$4,000,000	$2,000,000	$4,000,000	$4,000,000	$0	$0
Health Benefits(2)	$76,056	$0	$76,056	$76,056	$0	$0
Value of Restricted Stock/RSUs Vesting	$2,917,392	$2,917,392	$2,917,392	$2,917,392	$0	$0
Value of PSUs Vesting(3)	$5,023,921	$5,023,921	$5,023,921	$5,023,921	$0	$0

(1)	Mr. Ruprecht will receive the severance and health benefit only if both a Change of Control occurs and either the Company terminates his employment without cause or he terminates his employment with good reason. For this column, the Company has assumed that both the Change of Control and the applicable termination occurred on December 30, 2011.
(2)	Under his employment arrangement, Mr. Ruprecht, his wife and children are entitled to health care benefits for three years following the termination date. These figures assume that the cost of such benefits will increase by 10% over the prior year’s cost, using 2012 cost as the base year figure.

(3)	Under Mr. Ruprecht’s employment arrangement, the PSUs granted to him may continue to vest not only upon death or disability, but also if he is terminated by the Company without Cause or he terminates his employment for Good Reason. Any such vesting is subject to the achievement by the Company of the relevant performance target.

The amount listed represents the sum of:

•

the value as of December 30, 2011 of PSUs that vested in March 2012 to the extent that annual 2011 performance period targets were achieved, plus accumulated but previously unpaid dividends on such PSUs; and

•

the value as of December 30, 2011 of unvested PSUs expected to vest in 2013-2015 based on management’s estimates of future Company pre-tax earnings, plus management’s estimate of expected accumulated dividends on such PSUs.

William S. Sheridan

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$2,200,000	$2,200,000	$2,200,000	$0	$0	$0
Health Benefits(1)	$35,383	$0	$35,383	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$0	$344,157	$0	$344,157	$0	$0
Value of PSUs Vesting(2)	$0	$1,347,589	$0	$0	$0	$0
Value of Stock Options Vesting	$0	$337,050	$0	$337,050	$0	$0

(1)	The Health Benefits amount consists of medical and dental insurance under COBRA that the Company will pay on his behalf pursuant to his Severance Agreement for a period of 18 months following the termination date.
(2)	Represents the sum of:

•

the value as of December 30, 2011 of PSUs that vested in March 2012 to the extent that annual 2011 performance period targets were achieved, plus accumulated but previously unpaid dividends on such PSUs; and

•

the value as of December 30, 2011 of unvested PSUs expected to vest in 2013-2015 based on management’s estimates of future Company pre-tax earnings, plus management’s estimate of expected accumulated dividends on such PSUs.

Bruno Vinciguerra

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$1,375,000	$0	$1,375,000	$0	$0	$0
Health Benefits(1)	$31,198	$0	$31,198	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$0	$1,272,267	$0	$1,272,267	$0	$0
Value of PSUs Vesting(2)	$0	$1,030,308	$0	$0	$0	$0
Value of Stock Options Vesting	$0	$216,675	$0	$216,675	$0	$0

(1)	The Health Benefits amount consists of health benefits under COBRA that the Company will pay on his behalf pursuant to his Severance Agreement for a period of 16 months following the termination date.
(2)	Represents the sum of:

•

the value as of December 30, 2011 of PSUs that vested in March 2012 to the extent that annual 2011 performance period targets were achieved, plus accumulated but previously unpaid dividends on such PSUs; and

•

the value as of December 30, 2011 of unvested PSUs expected to vest in 2013-2015 based on management’s estimates of future Company pre-tax earnings, plus management’s estimate of expected accumulated dividends on such PSUs.

Kevin Ching

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment(1)	$1,163,558	$0	$1,163,558	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$0	$229,124	$0	$0	$0	$0
Value of PSUs Vesting(2)	$0	$664,852	$0	$0	$0	$0

(1)	Upon either a termination by the Company without Cause or a termination by Mr. Ching for Good Reason, he would receive under his Severance Agreement his base salary ($642,302) plus his full discretionary cash incentive compensation target under the agreement ($521,256).
(2)	Represents the sum of:

•

the value as of December 30, 2011 of PSUs that vested in March 2012 to the extent that annual 2011 performance period targets were achieved, plus accumulated but previously unpaid dividends on such PSUs; and

•

the value as of December 30, 2011 of unvested PSUs expected to vest in 2013-2015 based on management’s estimates of future Company pre-tax earnings, plus management’s estimate of expected accumulated dividends on such PSUs.

Mitchell Zuckerman

	Type of Termination
Payment Category	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment(1)	$2,562,500	$0	$2,562,500	$0	$0	$0
Health Benefits(2)	$23,909	$0	$23,909	$0	$0	$0
Value of Restricted Stock/RSUs Vesting	$0	$107,558	$0	$107,558	$0	$0
Value of PSUs Vesting(3)	$0	$299,424	$0	$0	$0	$0

(1)	Pursuant to his severance agreement, Mr. Zuckerman would have received three times his base salary for 2011 (three times $535,000) plus an amount equal to the total cash incentive compensation actually paid to him for the three years preceding the year in which the termination occurs (totaling $957,500 for the years 2008, 2009, and 2010).
(2)	The Health Benefits amount consists of medical and dental coverage under COBRA that the Company will pay on his behalf pursuant to his Severance Agreement for a period of 18 months following the termination date.
(3)	Represents the sum of:

•

the value as of December 30, 2011 of PSUs that vested in March 2012 to the extent that annual 2011 performance period targets were achieved, plus accumulated but previously unpaid dividends on such PSUs; and

•

the value as of December 30, 2011 of unvested PSUs expected to vest in 2013-2015 based on management’s estimates of future Company pre-tax earnings, plus management’s estimate of expected accumulated dividends on such PSUs.

Outstanding Equity Awards At Fiscal Year-End Table

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number Of Securities Underlying Unexercised Unearned Options(#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned(#)	Option Exercises Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
William F. Ruprecht	0	0	0			17,817	(2)	$508,319	74,628	(4)	$2,129,137
President and Chief Executive Officer						84,440	(3)	$2,409,073	100,663	(5)	$2,871,915

William S. Sheridan	0	52,500	0	$22.11	2/9/20	12,063	(6)	$344,157	30,000	(7)	$855,900
Executive Vice President and Chief Financial Officer									16,580	(5)	$473,027

Bruno Vinciguerra	0	33,750	0	$22.11	2/9/20	1,620	(8)	$46,219	16,961	(4)	$483,897
Executive Vice President and Chief Operating Officer						42,974	(9)	$1,226,048	18,948	(5)	$540,586

Kevin Ching	0	0	0			1,999	(10)	$57,031	10,177	(4)	$290,350
Chief Executive Officer, Sotheby’s Asia						6,032	(11)	$172,093	13,027	(5)	$371,660

Mitchell Zuckerman	0	0	0			3,770	(12)	$107,558	3,393	(4)	$96,802
Executive Vice President, Global Auction Transactions									7,106	(5)	$202,734

(1)	Calculated using the Share Closing Price of $28.53 on December 30, 2011.
(2)	71,267 shares were issued on February 10, 2008 of which 17,816 shares vest on the first anniversary of the date of grant, and 17,817 shares vest on the second, third and fourth anniversaries of the date of grant.
(3)	168,878 units were issued on February 11, 2009 of which 42,219 shares vest on the first two anniversaries of the date of grant, and 42,220 shares vest on the third and fourth anniversaries of the date of grant.
(4)	Consists of grants of PSUs under the Restricted Stock Unit Plan awarded in 2010. PSU vesting will occur only if the requisites service and performance target are met. See “Compensation Discussion and Analysis—Other Performance Shares.”
(5)	Consists of grants of PSUs under the Restricted Stock Unit Plan awarded in 2011. PSU vesting will occur only if the requisites service and performance target are met. See “Compensation Discussion and Analysis—Other Performance Shares.”
(6)	24,125 units were issued on February 11, 2009 of which 6,031 shares vest on the first three anniversaries of the date of grant, and 6,032 shares vest on the fourth anniversary of the date of grant.
(7)	Consists of PSUs received under the Restricted Stock Unit Plan in 2010 in exchange for unvested performance shares that were awarded in 2006. PSU vesting will occur only if the requisite service and performance targets are met. See “Compensation Discussion and Analysis—Other Performance Shares.”
(8)	6,479 shares were issued on February 10, 2008 of which 1,619 shares vest on the first anniversary of the date of grant, and 1,620 shares vest on the second, third, and fourth anniversaries of the date of grant.
(9)	85,947 units were issued on February 11, 2009 of which 21,486 shares vest on the first anniversary of the date of grant, and 21,487 shares vest on the second, third, and fourth anniversaries of the date of grant.
(10)	7,995 shares were issued on February 10, 2008 of which 1,998 shares vest on the first anniversary of the date of grant, and 1,999 shares vest on the second, third, and fourth anniversaries of the date of grant.
(11)	12,063 units were issued on February 11, 2009 of which 3,015 shares vest on the first anniversary of the date of grant, and 3,016 shares vest on the second, third, and fourth anniversaries of the date of grant.
(12)	7,539 units were issued on February 11, 2009, of which 1,884 shares vest on the first anniversary of the date of grant, and 1,885 shares vest on the second, third, and fourth anniversaries of the date of grant.

Option Exercises and Stock Vested in 2011 Table

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
William F. Ruprecht
President and Chief Executive Officer	0	$0	219,231	$10,364,384
William S. Sheridan
Executive Vice President and Chief Financial Officer	17,500	$480,197	27,535	$1,233,899
Bruno Vinciguerra
Executive Vice President and Chief Operating Officer	11,250	$292,672	34,033	$1,523,883
Kevin Ching
Chief Executive Officer, Sotheby’s Asia	0	$0	14,227	$632,540
Mitchell Zuckerman
Executive Vice President, Global Auction Transactions	0	$0	7,927	$357,781

Retirement and Deferred Compensation Plans

Retirement Savings Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees. Previously, participants were provided a maximum matching Company contribution of up to 6% of eligible compensation, however, in May, 2009, as part of the Company’s cost reduction program, matching contributions were reduced to a maximum of 3% of eligible compensation. Also, participants receive Company profit sharing contributions to the 401(k) plan if the Compensation Committee, in its discretion, declares a profit sharing contribution for that year. As a result of the Company’s strong financial performance in 2011, the Compensation Committee approved a 3% profit share contribution; the Committee awarded a 4% profit share contribution in respect to 2010 and did not award any profit sharing contribution in respect to 2009 performance.

Deferred Compensation Plan

The Company’s non-employee directors, NEOs and other senior executives in the United States are eligible to participate in the Sotheby’s Deferred Compensation Plan for the tax-free deferral of a portion of annual compensation.

United States federal tax law limits the total annual contributions for companies and their employees to 401(k) plans. All employee elective deferrals and Company matching and profit sharing allocations to the Deferred Compensation Plan are reduced by the amount of plan year employee and Company contributions to the 401(k) plan.

Participants in the Deferred Compensation Plan may elect to reduce their current salary or director cash fees by deferring a portion of their salary or fees. Employees may defer up to 80% of their base salary under the plan and all or part of their annual cash incentive bonus. Participants may choose among various investment crediting options that track a portfolio of various deemed investment funds. Account balances are informally funded into a rabbi trust that provides limited benefit security by sheltering assets in the event of a change-in-control of the Company and certain other situations. Plan liabilities are financed through the trust using Company-owned variable life insurance and other investments.

For senior executives (including NEOs), the Company provides allocations on the same basis as for the 401(k) plan, as detailed above.

Hong Kong Provident Fund Scheme

Sotheby’s Hong Kong subsidiary maintains a defined contribution plan, the Hong Kong Provident Fund Scheme, for its employees. Mr. Ching is the sole NEO who participates in the plan. The subsidiary contributes 10% of salary, and the employee contributes 5% of salary to the employee’s account maintained pursuant to the plan. Interest accrues on all contributions to the employee’s account. If a participant’s employment terminates prior to retirement for reasons other than death or disability, the participant will receive a portion of the account balance under a vesting schedule based on the participant’s number of years of employment with the subsidiary.

The following table contains information regarding deferred compensation amounts allocated for 2011.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William F. Ruprecht	$265,500	$111,017	$(114,168)	$0	$3,820,657
President and Chief Executive Officer
William S. Sheridan	$31,500	$35,750	$114,985	$0	$2,227,902
Executive Vice President and Chief Financial Officer
Bruno Vinciguerra	$102,300	$71,983	$(37,567)	$0	$450,121
Executive Vice President and Chief Operating Officer
Kevin Ching	n/a	n/a	n/a	n/a	n/a
Chief Executive Officer, Sotheby’s Asia
Mitchell Zuckerman	$53,400	$45,043	$514	$0	$1,738,419
Executive Vice President, Global Auction Transactions

Equity Compensation Plans

The following table provides information as of December 31, 2011 related to shares of Sotheby’s common stock that may be issued under its existing equity compensation plans, including the Stock Option Plan, the Restricted Stock Unit Plan, and the Sotheby’s 1998 Amended and Restated Stock Compensation Plan for Non-Employee Directors (as amended and restated, the “Directors Plan”):

Plan Category	(A)	(B)	(C)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Avaliable for Future Issuance Under Equity Compensation Plans(3)
	(In thousands, except per share data)
Equity compensation plans approved by shareholders	2,382	$21.94	1,697
Equity compensation plans not approved by shareholders	—	—	—

Total	2,382	$21.94	1,697

(1)	Includes 1,989,185 shares awarded under the Restricted Stock Unit Plan for which vesting is contingent upon future employee service and/or Sotheby’s achievement of certain profitability targets and 392,500 stock options for which vesting is contingent upon future employee service.
(2)	The weighted-average exercise price includes the exercise price of stock options and does not take into account 1,989,185 shares awarded under the Restricted Stock Unit Plan, which have no exercise price.
(3)	Includes 1,582,951 shares available for future issuance under the Restricted Stock Unit Plan, 35,350 shares available for issuance under the Stock Option Plan and 78,307 shares available for issuance under the Directors Plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Sotheby’s has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the Compensation Committee.

Robert S. Taubman (Chairman)

John M. Angelo

Daniel Meyer

James Murdoch

Diana Taylor

COMPENSATION OF DIRECTORS

The following table provides details regarding the Company’s compensation program for its non-employee directors. Mr. Ruprecht does not appear in this table as he is a Company employee and does not receive any fees or other compensation for his Board service.

Although the non-employee director compensation year commences on the date of the annual meeting of shareholders and ends on the next annual meeting date (May to May), the cash payments and stock awards listed in the table below represent cash payments and stock awards for calendar year 2011 service in compliance with the disclosure requirements for this table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)

Michael I. Sovern	$123,064	$74,936	0	$0	$0	$0		$198,000
Michael Blakenham	$28,045	$74,936	0	$0	$0	$7,150		$110,131
Duke of Devonshire	$29,483	$74,936	0	$0	$0	$111,404	(3)	$215,823
Allen Questrom	$46,064	$74,936	0	$0	$0	$3,344		$124,344
Donald M. Stewart	$40,064	$74,936	0	$0	$0	$4,310		$119,310
Robert A. Taubman	$51,564	$74,936	0	$0	$0	$5,866		$132,366
Dennis M. Weibling	$59,064	$74,936	0	$0	$0	$2,653		$136,653
Diana Taylor	$47,564	$74,936	0	$0	$0	$2,386		$124,886
John Angelo	$41,564	$74,936	0	$0	$0	$2,386		$118,886
James R. Murdoch	$43,064	$74,936	0	$0	$0	$650		$118,650
Daniel Meyer(4)	$27,809	$56,191	0	$0	$0	$197		$84,197
Marsha E. Simms(4)	$30,809	$56,191	0	$0	$0	$197		$87,197

(1)	Consists of awards in the form of shares of common stock or Deferred Stock Units pursuant to the Directors Plan. The amounts in this column represent the dollar value of the Deferred Stock Units earned during 2011 by each director, calculated using the Closing Share Price on the business day immediately proceeding the date of grant.

(2)	Except as otherwise noted, these amounts consist of dividend equivalent rights earned on Deferred Stock Units during 2011.
(3)	This amount includes a $104,254 fee for providing consulting services to the Company. See Certain Transactions and Relationships” below.
(4)	Mr. Meyer and Ms. Simms became Directors at the May 5, 2011 meeting.

Non-Employee Director Equity Compensation

Under the Directors Plan, the Company issues $75,000 in shares of common stock annually to each non-employee director, to be paid quarterly based on the closing price per share on the business day immediately preceding the regular quarterly issuance date. A director may elect to defer all or a portion of this common stock payment and receive Deferred Stock Units that accrue dividend equivalents in the form of additional Deferred Stock Units. Upon a director’s termination of Board service, the Deferred Stock Units held by the director will be settled on a one-for-one basis in shares of common stock.

Non-Employee Director Cash Compensation

Under the current program, each non-employee director receives a $25,000 annual cash payment, payable quarterly, and a per meeting fee of $1,500 for Board and Board Committee meetings attended. In addition, the Company pays an annual fee of $12,500 to the Chairman of the Audit Committee and an annual fee of $10,000 to the Chairman of the Compensation Committee. The Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Finance Committee each receive an annual fee of $5,000. The Chairman of the Board receives an annual fee of $75,000 for serving in that position.

Effective as of May 15, 2012, the Board has increased the annual cash payment to $50,000, eliminated fees based on meeting attendance, and instituted annual retainers of $10,000 for each Audit Committee and Compensation Committee member and $5,000 for each Nominating and Corporate Governance Committee and Finance Committee member. Additionally, the Board has increased the annual fees paid to committee chairmen to the following amounts: Audit Committee Chairman—$20,000; Compensation Committee Chairman—$15,000; Nominating and Corporate Governance Committee Chairman—$7,500; and Finance Committee Chairman—$7,500.

Non-Employee Director Deferral of Compensation

Each non-employee director is eligible to defer up to 100% of director cash compensation in accordance with the terms of the Company’s Deferred Compensation Plan. Unlike Company employees, non-employee directors are not eligible to receive matching or profit-sharing allocations from the Company with respect to their deferred compensation.

Director Stock Ownership and Holding Policy

In order to increase the alignment of non-employee director interests with shareholder interests, in 2007, the Board of Directors adopted policies with respect to stock ownership by non-employee directors. The Board believes that this approach is consistent with good corporate governance principles as it demonstrates the willingness of directors to allow a portion of their compensation to be “at risk” as evidence of their commitment to the Company’s long term success.

1. Non-employee directors are required to own shares of Sotheby’s common stock or Deferred Stock Units having a fair market value equal to at least $125,000.

2. To the extent that any existing non-employee director did not meet this ownership requirement as of its effective date in 2007, such director was permitted a period of up to five years to meet this ownership requirement. Any non-employee director first elected to the Board of Directors after this policy’s effective date is permitted a period of up to five years to meet this ownership requirement.

3. To the extent that a non-employee director receives shares of common stock under the Directors Plan, that director may neither sell nor otherwise transfer any such shares until the earlier of: (i) the expiration of a period of three years from the date of the issuance of those shares to that director, and (ii) the date on which the director terminates his or her service on the Board.

Based on the record date closing NYSE common stock price of $38.85 per share, all non-employee directors are in compliance with this policy. Other than Mr. Meyer and Ms. Simms, who joined the Board less than one year ago, all non-employee directors have also met the ownership requirement.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board of Directors of the Company is composed of four independent directors, each of whom meets the criteria for “independence” under applicable rules of the SEC and the NYSE, and operates under a written charter adopted by the Board of Directors. As set forth in its charter, which is available through the following hyperlink, http://www.sothebys.com/en/inside/corporate-governance/audit-committee.html, the Audit Committee (among other responsibilities) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is primarily responsible for the Company’s internal controls and for preparing the Company’s financial statements contained in the Company’s public reports. The Company’s independent auditor, the registered public accounting firm of Deloitte & Touche LLP, is responsible for expressing opinions on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has reviewed and discussed with each of management and Deloitte & Touche LLP, as appropriate, the Company’s audited consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and, finally, the independent auditor’s opinions on, respectively, the Company’s audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Auditing Standard AU Section 380 (Communication with Audit Committee) and the applicable requirements of the PCAOB concerning independence. The Audit Committee has concluded that Deloitte & Touche LLP is “independent” from both the Company and management within the meaning of applicable requirements of the SEC and the PCAOB.

Based on the foregoing considerations, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2011 be included in the Company’s 2011 Annual Report for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Dennis M. Weibling (Chairman)

Michael Blakenham

Allen Questrom

Marsha E. Simms

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of equity securities with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company pursuant to Rule 16a-3 under the Exchange Act during the Company’s most recent fiscal year, and Forms 5 with respect to the Company’s most recent fiscal year, the Company believes that all such forms required to be filed pursuant to Section 16(a) were timely filed as necessary, by the executive officers, directors and security holders required to file same during the fiscal year ended December 31, 2011, except that a Form 4 for Mr. Ruprecht was inadvertently filed late on April 19, 2011, with respect to tax withholding of 55,464 shares of Common Stock that should have been reported no later than April 4, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Specific Relationships and Related Party Transactions

The Duke of Devonshire, the Deputy Chairman of the Company, provides consulting services to the Company and is currently paid £65,000 ($104,254) per year for such services. A subsidiary of the Company has paid Chatsworth House Trust, of which the Duke of Devonshire is a director, approximately £175,000 ($280,683) for a selling exhibition held at Chatsworth in 2011 and will pay at least an additional £47,280 ($75,832) for that exhibition. In addition, during 2011, a Company subsidiary paid Lismore Castle Arts, of which the Duke is a 49% partner, a facility fee of 2,000 Euros ($2,785).

From time to time, officers, directors and principal shareholders of the Company and members of their immediate families purchase or sell property through the Company at public auction or in private transactions in the ordinary course of business. In addition, the Company may engage in various business transactions in the ordinary course of business with and make charitable contributions to museums and other arts organizations for which Company directors serve as trustees or directors.

Related Party Transactions Policy

Formal Written Policy

Since 2008, the Board has had a written Sotheby’s Related Party Transactions Policy. This policy does not supersede the Company’s obligations under Delaware law and its Code of Business Conduct and Ethics described below, but is intended to supplement those obligations. The Board has delegated the power to administer, enforce and modify this policy to its Nominating and Corporate Governance Committee. This policy requires that the committee approve or ratify Company transactions in which a related party or 5% or greater Company shareholder has a material direct or indirect financial interest.

Any executive officer or director who learns of a potential or existing related party transaction must report it to the Company’s Worldwide General Counsel or his designee, who will determine whether the transaction should be referred to the Nominating and Corporate Governance Committee for action. For pre-approval of transactions only, the committee Chairman is authorized to act for the committee between its regularly scheduled meetings. In reviewing a transaction, the committee (or its Chairman) will consider the following, among other possible factors:

•	The entire fairness of the transaction to the Company

•	The magnitude of the benefit for the related party

•	The feasibility of alternative transactions

•	How the benefits to the related party compare to similar transactions conducted at arms’ length by the Company

•	The potential disqualification of a director or director nominee from being deemed “independent” under NYSE rules and applicable legal or other requirements

Related Party Transactions under Delaware Law

As a Delaware corporation, Sotheby’s is required to adhere to Section 144 of the Delaware General Corporation Law concerning transactions of a Delaware corporation with its directors and officers. The law provides that related party transactions are not void or voidable if:

•

The material facts regarding the interested party’s relationship to or interest in the transaction are known or disclosed to the board or relevant committee or shareholders and, acting in good faith (i) a majority of disinterested directors (even if less than a quorum) of the board or relevant committee approve the transaction, or (ii) the shareholders entitled to vote on the matter approve the transaction; or

•	The transaction is fair to the corporation when authorized, approved or ratified by the board, relevant committee or shareholders.

Sotheby’s Code of Business Conduct and Ethics

Sotheby’s Code of Business Conduct and Ethics requires that all Company employees, including executive officers, must report potential conflicts of interest to the Company’s Worldwide Director of Compliance.

Related Party Transactions and Director Independence

The Board of Directors also reviews related party transactions in the context of making annual independence determinations regarding directors. The Company obtains information to assist the Board in these determinations in part pursuant to Directors and Officers Questionnaires completed annually by all directors, director nominees and executive officers.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been the independent registered public accounting firm for the Company since 1983. The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm for 2012. Although shareholder approval of the appointment is not required by law and is not binding on the Audit Committee, the Committee will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the Meeting.

The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects such representatives of Deloitte & Touche LLP to be available at that time to respond to appropriate questions addressed to the officer presiding at the Meeting.

Independent Auditors’ Fees

The following table summarizes the aggregate fees billed to Sotheby’s by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) related to the years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees(a)	$3,384,750	$3,010,355
Audit-Related Fees(b)	39,000	37,500
Tax Services(c)	200,292	219,385
All Other Fees	—	—

Total	$3,624,042	$3,267,240

(a)	Fees for audit services billed in 2011 and 2010 included fees related to:

•	The annual audit of the Company’s consolidated financial statements (including Sarbanes-Oxley Act, Section 404 attestation);

•	Accounting and financial reporting consultations;

•	Statutory and regulatory audits; and

•	Reviews of the Company’s quarterly financial statements.

(b)	Fees for audit-related services billed in 2011 and 2010 related to:

•	Review procedures related to the Company’s Proxy Statement;

•	Audit procedures required by the mortgage for 1334 York Avenue, the Company’s headquarters building in New York; and

•	Audit procedures for New York City real estate tax filings related to 1334 York Avenue.

(c)	Fees for tax services billed in 2011 and 2010 related to tax compliance and tax planning and advice, consisting of:

•

Fees for tax compliance services, which totaled $148,777 and $144,965 in 2011 and 2010, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in tax filings and consisted of: federal, state and local income tax return assistance; assistance with tax return filings in certain foreign jurisdictions; and assistance with domestic and foreign tax audits and appeals.

•

Fees for tax planning and advice services totaled $51,515 and $74,420 in 2011 and 2010, respectively. Tax planning and advice includes value added tax advice, as well as advice in 2010 provided to certain of the Company’s executives and related to certain domestic tax reporting issues.

	2011	2010
Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	0.01:1	0.02:1

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the PCAOB.

The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to the Company by the Deloitte Entities. The policy provides for pre-approval of audit, audit related and tax services specified by the Audit Committee. The Audit Committee may delegate to one or more of its members authority to pre-approve permitted services, consisting of audit services, audit related services and tax services. Any pre-approval decision made by such designated member(s) shall be reported to the Audit Committee at its next regularly scheduled meeting.

Vote Required

The approval of this Proposal 2 requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM RATIFICATION PROPOSAL.

PROPOSAL 3—REAPPROVAL OF SOTHEBY’S EXECUTIVE BONUS PLAN TERMS

(as amended effective as of January 1, 2012)

Under Section 162(m) of the Internal Revenue Code of 1986, in order for compensation in excess of $1 million paid in any year to any “covered employee” (as defined in Section 162(m)) to be deductible by the Company, the compensation must qualify as “performance based.” The term “covered employee” means the Company’s chief executive officer and its three other most highly compensated officers named in the proxy statement (excluding the chief financial officer). In order to be “performance based,” the compensation must be paid under a plan approved by shareholders setting forth the material terms of the performance goals.

The Company’s Executive Bonus Plan (“Plan”) contains a list of performance goals among which the Compensation Committee may select each year as a basis for annual incentive awards. The Plan is intended to comply with Section 162(m). Although the Plan was approved by shareholders at the 2007 Annual Meeting, Section 162(m) requires that the performance goals must be disclosed to and approved by shareholders no later than the fifth year following the year in which the shareholders previously approved the performance goals.

The Board has determined that it is in the best interest of the Company and its shareholders to continue to award bonuses to key executives under the Plan with payment subject to the achievement of measurable performance results tied to our business strategy and to be able to preserve the tax deduction for these payments. The Board is therefore seeking reapproval by shareholders of the terms of the Plan in order that it may continue to comply with Section 162(m).

Performance Goals

The performance goals which are set forth in the Plan and for which we are seeking reapproval are based on one or more of the following objective business criteria to be selected by the Compensation Committee at the beginning of each year: stock price, return on equity, earnings per share, EBITDA (earnings before interest, taxes, depreciation and amortization), price-earnings multiples, net income, operating income, pre-tax income, revenues, working capital, shareholder returns, cash flow, and operating margins and statistics. These are the same performance goals approved by shareholders at the 2007 Annual Meeting.

These criteria may also be used in comparison to publicly available industry standards or indices. These performance goals may relate to one of more business units or Company performance as a whole, or any combination. Such criteria will be determined in accordance with our financial statements and generally accepted accounting principles to the extent applicable or be subject to such adjustments as may be specified by the Committee within the first 90 days of the performance period. For 2012, the Compensation Committee has selected EBITDA as the measure of financial performance.

Plan Summary

The following is a summary of the other Plan provisions but does not purport to be complete and is qualified in its entirety by the provisions of the Plan. A copy of the Plan is attached as Appendix B to this Proxy Statement.

Eligibility. Only senior level executive employees are eligible to participate in the Plan. The Compensation Committee will select the Plan participants for each calendar year based on a recommendation from the Chief Executive Officer. For 2012, it is intended that 13 senior executives, including the named executive officers, will be eligible to receive awards under the Plan.

Administration. The Compensation Committee of the Board of Directors administers the Plan. The Compensation Committee has the authority to interpret the Plan and to make all determinations under the Plan, including the selection of participants, the determination of each participant’s maximum award and award amount, and to approve all awards. The Compensation Committee is composed entirely of non-management “outside directors” within the meaning of Section 162(m).

Establishment of Performance Goals. As soon as practicable, but no later than the earlier of 90 days after the beginning of the year, the Compensation Committee will determine the employees who will be participants for that year, the performance goals, and each participant’s maximum award for the year. The performance goals may provide for differing amounts to be paid based on differing thresholds of performance.

Calculation of Awards. A participant will earn an award for a particular year based on the level of achievement of the performance goals established by the Compensation Committee for that year. The Compensation Committee may reduce an award for any year based on its assessment of personal performance or other factors, but the Compensation Committee may not increase an award beyond the amount determined based on achievement of the performance goals. A participant will receive no award if the level of achievement of the performance goals is below the minimum required to earn an award for the year.

Plan Benefits. The amount of future payments under the Plan cannot be determined at this time since they will be based on our future financial and operating performance. For 2011, however, the 12 executive officers who were participants under the Plan were paid an aggregate of $13,172,038 as annual incentive awards based on achievement of 2011 performance objectives. See the Summary Compensation Table on page 38 for the 2011 annual incentive award payments to the named executive officers.

Payment of Awards. Promptly following the end of the year, the Compensation Committee will certify the achievement of the performance goals and the amount of awards to be paid. Performance bonuses will be paid in the form of cash, as an award of performance restricted stock units (which are issued under the Company’s Amended and Restated Restricted Stock Unit Plan), or a combination of both, as determined in the Compensation Committee’s discretion. Performance bonuses will be paid as soon as practicable following year end, but not later than March 15th of the following year. The number of shares of performance restricted stock units a participant will receive, if any, will be based on the share closing price on the business day immediately preceding the Compensation Committee’s approval of the award. Performance Restricted Stock Units will not be paid unless and until the performance goals and vesting requirements set forth under the performance restricted stock units are achieved.

Limitations on Payment of Awards. The maximum award payable to any participant for any year will not exceed $3.8 million. Generally, a participant must be employed on December 31 of the relevant year as well as on the date upon which the performance bonus is paid in order to receive payment of a performance bonus under the Plan. However, if a participant’s employment terminates prior to the end of the year, the Compensation Committee may determine that the participant will remain eligible to receive a prorated portion of any award that would have been earned for the year, in such circumstances as the Compensation Committee deems appropriate. If a participant is on an authorized leave of absence during the year, the participant may be eligible to receive a prorated portion of any award that would have been earned, as determined by the Compensation Committee.

Amendment and Termination. The Compensation Committee has the authority to amend, modify or terminate the Plan; provided that the Compensation Committee may not amend the Plan without obtaining shareholder approval if shareholder approval is required under Section 162(m).

The Plan is substantially similar to the one approved by shareholders at the 2007 Annual Meeting, except that the maximum annual award has been increased from $3 million to $3.8 million in order that the Company may take the full federal income tax deduction for the potential maximum annual performance-based compensation payable under the CEO’s employment agreement.

Federal Income Tax Consequences

If the Company complies with the performance-based exception to the $1 million limitation on deductible executive compensation, payments under the Plan will be deductible for federal income tax purposes as follows: cash bonuses paid to participants under the Plan will generally be taxable to the employee as ordinary income, and deductible by the Company, in the year payment is made to the employee. Payments made in restricted stock units will generally not be taxable to the participant nor deductible by the Company until the performance goals have been achieved and the restricted stock units are no longer subject to any substantial risk of forfeiture and have been settled. The value of the restricted stock units will be taxable to the participant and deductible by the Company at that time. If a participant defers receipt of the award in compliance with the terms of the Company’s Deferred Compensation Plan, the participant will be subject to tax when payment is made under the Deferred Compensation Plan and the Company will be entitled to a deduction at the time the participant recognizes income.

Vote Required

The approval of this Proposal 3 requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” REAPPROVAL OF SOTHEBY’S EXECUTIVE BONUS PLAN.

PROPOSAL 4—ADVISORY VOTE ON NEO COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is providing shareholders with the opportunity to vote on an advisory basis whether to approve the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and associated tables and narrative of this Proxy Statement. In making a voting decision, shareholders may wish to review the Company’s compensation policies and decisions regarding its NEOs contained in the Compensation Discussion and Analysis that appears earlier in this Proxy Statement.

Sotheby’s executive compensation program consists of a mix of base salary, incentive opportunities (annual cash bonus and longer-term incentive equity awards), retirement benefits, and other benefits described in detail in the Compensation Discussion and Analysis above. These compensation elements are intended to maintain Sotheby’s competitive position in the market by enabling the Company to attract and retain key talent in the unique and complex global fine art auction business, while concentrating a majority of NEO compensation in performance-based cash and equity programs that align NEO interests with those of Company shareholders. The Compensation Committee’s intent in creating and implementing the executive compensation program is to provide incentives for Company leadership to meet and exceed high individual and corporate performance standards both annually and in the longer term, without encouraging excessive risk-taking. In 2011, the Company had a number of successes and achievements under the strong leadership of the NEOS, including:

•	The second highest earnings in Company history.

•	Revenue and earnings increases over 2010.

•	Continued diversification of Sotheby’s revenue stream.

•	Financial results achieved with a continued commitment to a lower risk profile than in earlier years, with virtually all auction guarantee principal exposure offset by risk sharing arrangements.

Sotheby’s believes that these and other achievements were driven in part by the NEO compensation program, which provides incentives to NEOs to improve their individual and Company performance while also encouraging measured and sound leadership that strongly aligns the interests of the NEOs with those of Sotheby’s shareholders. Accordingly, Sotheby’s is requesting that shareholders approve, in an advisory vote, the following resolution with respect to this Proposal 4:

“RESOLVED, that the shareholders approve, in an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and associated tables and narrative of this Proxy Statement.”

Vote Required

The approval of this Proposal 4 on an advisory basis requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5—RESOLUTION REQUESTING DETAILED SUCCESSION PLANNING POLICY

The Company is informed that the Laborers’ International Union of North America National (Industrial) Pension Fund, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

Resolved: That the shareholders of Sotheby’s (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s Corporate Governance Guidelines (“Guidelines”) to adopt and disclose a written and detailed succession planning policy, including the following specific features:

•	The Board of Directors will review the plan annually;

•	The Board will develop criteria for the CEO position which will reflect the Company’s business strategy and will use a formal assessment process to evaluate candidates;

•	The Board will identify and develop internal candidates;

•	The Board will begin non-emergency CEO succession planning at least 3 years before an expected transition and will maintain an emergency succession plan that is reviewed annually;

•	The Board will annually produce a report on its succession plan to shareholders.

Supporting Statement:

CEO succession is one of the primary responsibilities of the board of directors. A recent study published by the NACO quoted a director of a large technology firm: “‘A board’s biggest responsibility is succession planning. It’s the one area where the board is completely accountable, and the choice has significant consequences, good and bad, for the corporation’s future.” (The Role of the Board in CEO Succession: A Best Practices Study, 2006). The study also cited research by Challenger, Gray & Christmas that “CEO departures doubled in 2005, with 1228 departures recorded from the beginning of 2005 through November, up 102 percent from the same period in 2004.”

In its 2007 study What Makes the Most Admired Companies Great: Board Governance and Effective Human Capital Management, Hay Group found that 85% of the Most Admired Company boards have a well defined CEO succession plan to prepare for replacement of the CEO on a long-term basis and that 91% have a well defined plan to cover the emergency loss of the CEO that is discussed at least annually by the board.

The NACD report identified several best practices and innovations in CEO succession planning. The report found that boards of companies with successful CEO transitions are more likely to have well-developed succession plans that are put in place well before a transition, are focused on developing internal candidates and include clear candidate criteria and a formal assessment process. Our proposal is intended to have the board adopt a written policy containing several specific best practices in order to ensure a smooth transition in the event of the CEO’s departure. We urge shareholders to vote FOR our proposal.

Board of Directors Statement on Proposal 5:

The Board of Directors of Sotheby’s is strongly committed to CEO succession planning, as evidenced by the provisions of its existing Corporate Governance Guidelines on that subject. The Board believes, however, that the Laborers’ International Union proposal is not in the best interests of the Company or its stockholders. The proposal fails to recognize the internal and external sensitivities that are critical to proper succession planning. It also is largely duplicative of the Company’s existing Corporate Governance Guidelines and, to the extent that it is not, is unclear and unnecessarily burdensome.

The section of Sotheby’s Corporate Governance Guidelines that relates to succession planning provides:

Management Succession

•	The Board is responsible for developing plans for the succession to the position of CEO, including policies regarding succession in the event of an emergency or the retirement of the CEO.

•	Annually, the CEO shall review with the Board his assessment of the Company’s senior officers and their potential to succeed him or her.

Thus, the Company’s existing policy addresses the proponent’s principal request, that the Company adopt and disclose a written succession planning policy. It also addresses the identification and review of internal candidates, emergency planning and retirement transition planning, all of which are included in the proponent’s proposal. The Company posts its Corporate Governance Guidelines on its website, www.sothebys.com.

To the extent that the proponent’s proposal is not consistent with the Company’s existing Corporate Governance Guidelines it is unclear and may be unnecessarily burdensome, as discussed below.

The proponent asks that the Board “develop criteria for the CEO position which will reflect the Company’s business strategy and will use a formal assessment process to evaluate candidates”. The Company’s current Corporate Governance Guidelines already provide that the Board is responsible for developing plans for succession and call for an annual assessment of internal candidates. The CEO succession planning process necessarily involves an understanding of the responsibilities of the CEO position and the Company’s business strategy, so it is unclear what, if any, additional step the proponents are seeking. If the proponents are suggesting a “check the box” assessment of internal candidates against some pre-established criteria, the Board believes that such an approach would be impractical, unnecessarily burdensome and unproductive.

The proponent also recommends that Sotheby’s begin non-emergency CEO succession planning at least 3 years before an expected transition event. The Company’s existing Corporate Governance Guidelines already address retirement transition succession planning. Imposing a specific time frame for such transition succession planning is impractical, as the Board requires the flexibility to adapt to changing circumstances regarding CEO succession issues. The Board believes that succession planning should be an ongoing process and not subject to such a rigid and artificial schedule.

Finally, the proponent requests that the Board annually produce a report on its succession plan to shareholders. To prevent any competitive harm, an annual report would necessarily be limited to a statement that the Board had fulfilled its responsibilities under its published Corporate Governance Guidelines. That approach would not result in meaningful disclosure to the Company’s stockholders and would be unnecessarily burdensome and unproductive.

Vote Required

The approval of this Proposal 5 requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

PROPOSAL 6—RESOLUTION REQUESTING POLICY AGAINST ACCELERATED VESTING OF EQUITY AWARDS IN A CHANGE OF CONTROL

The Company is informed that the Teamster Affiliates Pension Fund, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

RESOLVED: The shareholders hereby ask the Board of Directors of Sotheby’s (the “Company”) to adopt a policy that in the event of a change of control of the Company, there shall be no acceleration in the vesting of any equity award to a senior executive, provided that any unvested award may vest on a pro rata basis up to the time of a change of control event. To the extent any such unvested awards are based on performance, the performance goals must have been met. This policy shall apply to future awards without affecting any contractual obligations that may exist at the time.

SUPPORTING STATEMENT: Under various employment agreements and plans, the Company’s senior executives will receive “golden parachute” awards under specified circumstances following a change in control of the Company.

We support the concept of performance-based equity awards to senior executives to the extent that such awards are tailored to promote performance and align executives’ interests with those of the shareholders. We also believe that severance payments may be appropriate in some circumstances following a change of control.

We are concerned, however, that the Company’s current practices can disregard performance criteria upon a change of control. Instead, they can permit full and immediate accelerated vesting of unearned equity awards.

The Company’s 2011 proxy summarizes the potential exposure if unvested equity awards should vest upon a change in control. According to the proxy, if there had been a change of control on December 31, 2010, CEO William R. Ruprecht would have been eligible to receive more than $18 million in severance and benefits, approximately $7.9 million of which would have represented fully accelerated restricted stock awards. Other senior executives would have received fully accelerated vesting of restricted stock and options worth between $2.4 and $4.3 million apiece.

The vesting of equity awards over a period of time is intended to promote long-term improvements in performance. The link between pay and long-term performance can be severed if awards payout on an accelerated schedule. We urge you to vote FOR this proposal.

Board of Directors Statement on Proposal 6:

Since 2010 Sotheby’s has used Performance Share Units (PSUs) as its primary form of equity for senior executives. Those PSU awards have been contingent upon meeting performance vesting criteria that are not accelerated upon a change of control. Nevertheless, the Company’s shareholder-approved Restricted Stock Unit Plan gives the Compensation Committee of the Board the discretion to accelerate the vesting schedule applicable to awards made under the Restricted Stock Unit Plan (including PSUs). The proposal does not take into account the competitive harm that may result to the Company from eliminating the discretion of the Compensation Committee to permit change of control vesting in appropriate circumstances. The Board of Directors believes that it is in the best interest of the Company and its stockholders for the Compensation Committee to retain that discretion for the reasons discussed below.

Historically, the Company’s equity awards to senior executives have been in the form of stock options, restricted stock and restricted stock units. The Company’s Stock Option Plan and Restricted Stock Unit Plan provide for the automatic vesting of such awards upon a change of control. The Company has used substantially all of it pool of stock option shares and does not presently intend to replenish the stock option reserve. Beginning in 2010 the Company migrated from the use of time-based restricted stock units to PSUs, and in 2011 all equity awards under the Restricted Stock Unit Plan were in the form of PSUs. PSUs add performance vesting criteria to the time vesting criteria used for restricted stock units. As noted above, the Company’s PSU awards do not have accelerated vesting of the performance vesting criteria in the event of a change of control. Those awards also do not have accelerated vesting of the time-based criteria in the event of a change of control. The proponents supporting statement refers to the Company’s 2011 Proxy Statement and notes the amounts recited therein that would be payable to the Chief Executive Officer and other senior executives upon of a change of control. None of the amounts referenced in the Company’s 2011 Proxy Statement (or its 2012 Proxy Statement) is attributable to accelerated vesting of PSUs. The amount referenced in respect of the Chief Executive Officer’s PSUs assumes that he is terminated following a change of control and that his PSU performance targets are actually met by the Company during the remaining term of his PSU awards.

The Board believes that it is important for the Compensation Committee to retain the ability to accelerate the vesting of equity awards in the event of a change of control in order to have the flexibility to design compensation programs that are competitive with our peer companies, that align the interests of the Company’s senior executives with those of the stockholders and that motivate senior executives to remain with the Company in the event of a potential change of control.

This proposal’s general prohibition on change of control equity vesting may put the Company at a competitive disadvantage in the competition for talent. Many public companies allow for the possibility of equity award vesting on a change in control and none of the equity compensation plans of the 20 Peer Group Companies listed in the Sotheby’s 2011 Proxy Statement prohibits such vesting. Most of our peers leave such vesting decisions to the compensation committee’s discretion. Others expressly permit such decisions to be made at the time of grant or immediately preceding a change of control. Eliminating any opportunity for vesting of equity awards in the event of a change of control would make the Company’s compensation packages less competitive relative to other public companies. It would also erode the flexibility of our Compensation Committee in creating compensation packages consistent with marketplace practice. As a result, current senior executives may be enticed by other, more favorable compensation packages at other companies and potential senior executives might decline to pursue employment with Sotheby’s. These undesirable effects would not be in the best interests of the Company or its stockholders.

Equity awards form a significant portion of the compensation of the Company’s senior executives. The Compensation Committee has chosen to emphasize long-term equity awards in order to retain senior executives and more fully align the interests of senior executives with those of the Company’s stockholders. A change of control event may create significant value for stockholders. The Board believes that in appropriate circumstances the Company’s senior executives should be able to benefit from that value creation. The proponents are concerned that a change of control event may result in the immediate accelerated vesting of “unearned’ equity awards but the efforts of the Company’s senior executives may have contributed significantly to the value created. It is not possible to anticipate all the ways in which a change of control may develop, which is why the Board believes that its Compensation Committee should retain the discretion to permit vesting in appropriate circumstances. The Board also believes that in a potential change of control situation it may be desirable to provide for accelerated vesting of equity awards in order to prevent senior management turnover, avoid distractions and possible conflicts of interest and allow senior executives to focus on protecting the interests of the stockholders.

Sotheby’s recognizes the importance of compensation programs that align the interests of the Company’s senior executives and stockholders and has migrated to the use of PSUs as its principal form of equity award. The Company’s existing PSU awards do not provide for the accelerated vesting of performance vesting criteria in the event of a change of control but the Board of Directors believes that it is essential that the Compensation Committee has the discretion to provide for such vesting in appropriate circumstances.

Vote Required

The approval of this Proposal 6 requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

OTHER INFORMATION

Shareholder Proposals

Any shareholder proposal intended to be included in the Proxy Statement for the annual meeting to be held in 2013 must be received by the Secretary of the Company at 1334 York Avenue, New York, New York 10021 by the close of business on November 28, 2012. If the date of such meeting is changed by more than 30 days from the date such meeting is scheduled to be held, the proposal must be received by the Company at a reasonable time before the solicitation of proxies for such meeting is made. Proposals should be sent to the attention of the Secretary. A person may submit only one proposal for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission’s rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof (which in the aggregate may not exceed 500 words in length) from its proxy statement and form of proxy.

Proxy Solicitation Details

The Company is paying the costs of this proxy solicitation. After the proxy solicitation materials become available via the Internet to shareholders, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. The Company has retained Morrow & Co. for a fee of $5,000 plus expense reimbursement to assist in proxy solicitation activities. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

SUPPLEMENTAL FINANCIAL INFORMATION

Non-GAAP Financial Measures in CD&A

GAAP refers to generally accepted accounting principles in the United States of America. Included in the CD&A in this Proxy Statement is a general discussion of EBITDA, which is a non-GAAP financial measure. EBITDA should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity.

The Company defines EBITDA as net income (loss), excluding income tax expense, interest expense, interest income and depreciation and amortization expense. The Company cautions users of its financial statements that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate EBITDA in the same manner. The Company believes that EBITDA provides an important supplemental measure of its performance and that it is a measure that may be used by securities analysts, investors, financial institutions and other interested parties in the evaluation of the Company. The Company also utilizes EBITDA in analyzing its performance and in the determination of annual incentive compensation.

APPENDIX A

SOTHEBY’S

PEER GROUP COMPANIES

Luxury Goods Group	Professional Services Group
Brunswick Corp	Corporate Executive Board Company
Callaway Golf Co	CRA International Inc
Coach Inc	Franklin Covey Co
Elizabeth Arden Inc	FTI Consulting Inc
Estee Lauder Companies Inc	Gartner Inc
Marinemax Inc	Heidrick & Struggles International Inc
Nordstrom Inc	LECG Corp
Saks Inc	Navigant Consulting Inc
Steinway Musical Instruments Inc	Resources Connection Inc
Tiffany & Co	Watson Wyatt Worldwide, Inc.

A-1

Appendix B

SOTHEBY’S

EXECUTIVE BONUS PLAN

AMENDED AS OF JANUARY 1, 2012

SOTHEBY’S

EXECUTIVE BONUS PLAN

i

ii

SOTHEBY’S

EXECUTIVE BONUS PLAN

ARTICLE 1

PREAMBLES

1.1. Establishment and Adoption of the Plan. Effective as of January 1, 2005, Sotheby’s Holdings, Inc. (the predecessor to the Corporation) established the Sotheby’s Holdings, Inc. Executive Bonus Plan, which was subsequently approved by shareholders. The Sotheby’s Holdings, Inc. Executive Bonus Plan was thereafter amended and restated effective as of January 1, 2007 as the Sotheby’s Executive Bonus Plan (the “Plan”). The Plan has again been amended effective as of January 1, 2012 and is set forth in this Plan document, subject to the approval of the shareholders of the Corporation. The Plan will remain in effect until terminated by the Committee.

1.2. Purpose of Plan. The purpose of the Plan is to attract, retain, motivate and reward highly qualified and experienced executives who will perform in the best interests of the Corporation and to align employee interests with those of the Corporation’s shareholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding eligible employees based on the performance of the Corporation and its Business Units.

ARTICLE 2

DEFINITIONS

For the purposes of this Plan, the following words and phrases have the meanings indicated, unless the context clearly indicates otherwise.

2.1. Applicable Period means, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the preceding sentence may be taken at a later date if, but only if, Code Section 162(m) and the regulations thereunder permit such later date, in which case the term “Applicable Period” shall be deemed amended accordingly.

2.2. Beneficiary is determined under Section 6.5.

2.3. Board means the Corporation’s Board of Directors.

2.4. Business Day means any day on which the New York Stock Exchange is open for trading.

2.5. Business Unit means a strategic business unit, central function, regional group or other unit of classification of the Corporation, as specified by the Committee.

2.6. Code means the Internal Revenue Code of 1986, as amended.

2.7. Corporation means Sotheby’s, a Delaware corporation.

2.8. Committee means the committee appointed by the Board to administer the Plan as set forth in Section 4.

2.9. Date of Grant, with respect to an award of Restricted Stock or Restricted Stock Units, means the date on which the Committee approves the Performance Bonuses payable to Plan Participants for the applicable Performance Period, under Article 6 of the Plan.

2.10. Employee means an individual who is and continues to be employed (within the meaning of Code Section 3401 and the regulations promulgated thereunder) by the Corporation or a subsidiary of the Corporation. An Employee shall cease to be an Employee upon the voluntary or involuntary termination of his employment with the Corporation for any reason. Whether an authorized leave of absence or an absence due to military or government service, disability, or any other reason constitutes a cessation of employment, shall be determined by the Committee.

2.11. Exchange Act means the Securities Exchange Act of 1934, as amended.

2.12. Participant means an Employee who has been selected to participate in the Plan for a particular Performance Period based on the Chief Executive Officer’s annual recommendation to the Committee. It is intended that only a select group of key executives will be eligible to participate in the Plan.

2.13. Performance Bonus means, for each Participant, the amount payable to him as a bonus pursuant to the Plan.

2.14. Performance Goals for any Performance Period, shall mean:

The performance goals of the Corporation or one or more Business Units, as specified by the Committee, shall be based on one or more of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, return on equity, earnings per share, EBITDA (earnings before interest, taxes, depreciation and amortization), price-earnings multiples, net income, operating income, pre-tax income, revenues, working capital, stockholder return, cash flow, and operating margins and statistics. The Performance Goals may relate to one or more Business Units or the performance of the Corporation as a whole, or any combination of the foregoing.

To the extent applicable, the Committee, in determining whether and to the extent a Performance Goal has been achieved, shall use the information to be used in the Corporation’s audited financial statements and other objectively determinable information. The Performance Goals established by the Committee may be (but need not be) different each Performance Period and different Performance Goals may be applicable to different Participants.

2.15. Performance Period means the calendar year.

2.16. Qualified Member means a member of the Committee who is a “non-employee director” of the Corporation as defined in Rule 16b-3(b)(3) under the Exchange Act and an “outside director” within the meaning of Regulation 1.162-27 (or any successor provision) under Code Section 162(m).

2.17. Restricted Stock means shares of the Corporation’s common stock issued under the Restricted Stock Unit Plan (or any successor plan).

2.18. Restricted Stock Unit means a hypothetical share of the Corporation’s common stock issued under the Restricted Stock Unit Plan (or any successor plan).

2.19. Restricted Stock Unit Plan means the Sotheby’s Restricted Stock Unit Plan (As Amended and Restated Effective as of February 1, 2009), formerly the Sotheby’s Restricted Stock Plan.

2.20. Target Performance Bonus means, for any Participant with respect to any Performance Period, the amount that the Participant would be eligible to earn as a Performance Bonus for that Performance Period.

ARTICLE 3

PARTICIPATION

An Employee shall be eligible to participate in the Plan if he is designated as eligible by the Committee. Individuals not specifically designated by the Committee are not eligible to participate in the Plan. Eligibility will be determined each Performance Period. The Corporation intends that only certain senior-level key executives will be eligible to participate in the Plan. In making such selections, the Committee may take into account the nature of the services rendered by such Employees, their present and potential contributions to the Corporation’s success, and such other factors as the Committee in its discretion shall deem relevant.

ARTICLE 4

ADMINISTRATION

4.1. Committee. The Compensation Committee of the Board shall administer the Plan, unless the Board shall appoint a different committee. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an award to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Corporation may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non- Qualified Member(s), shall be the action of the Committee for purposes of the Plan.

4.2. Powers and Duties of the Committee. The Committee shall have the sole discretionary authority (i) to select the Employees who are eligible to participate in the Plan, (ii) to establish and/or approve the Performance Goals, (iii) to interpret the Plan, (iv) to establish and modify administrative rules for the Plan, (v) to impose such conditions and restrictions on Performance Bonuses as it determines appropriate, and (vi) to take any other actions in connection with the Plan or Performance Bonuses and to make all determinations under the Plan as it may deem necessary or advisable. Action taken or not taken by the Committee on one or more occasions shall be without obligation to take or not take such action or like action on any other occasion(s). All powers of the Committee shall be executed in its sole discretion, in the best interests of the Corporation, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

All Performance Bonuses shall be made conditional upon the Participant’s acknowledgement, by acceptance of a Performance Bonus, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Performance Bonus. Performance Bonuses need not be uniform among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Corporation and all employees of the Corporation, including the Participants and their respective beneficiaries.

4.3. Delegation by Committee. Except to the extent prohibited by applicable law (including, but not limited to, Code Section 162(m)) or the applicable rules of a stock exchange, the Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Corporation, any of the powers herein provided or conferred, or designate one or more senior executives to perform those matters to be performed by the Committee, including administration of the Plan; provided, however, that only the Committee shall have the authority to amend or terminate the Plan. Any person or persons delegated or designated by the Committee shall be subject to the same obligations and requirements imposed on the Committee and its members under the Plan. Any such allocation or delegation may be revoked by the Committee at any time.

4.4. Expenses of Administration. The Corporation shall pay all costs and expenses of administering the Plan.

4.5. Indemnification. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Corporation or any of its affiliates, the Corporation’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Corporation to assist in the administration of the Plan. The Committee, members of the Committee, and each officer or employee of the Corporation designated or delegated by the Committee or acting on behalf of the Committee, shall be indemnified and protected by the Corporation for any action or any failure to act in connection with services performed by or on behalf of the Committee to the fullest extent provided or permitted by the Corporation’s Articles of Incorporation and any other applicable legally binding document and by any insurance policy or other agreement intended for the benefit of the Committee as a committee of the Board of Directors or otherwise, or by any applicable law.

ARTICLE 5

PERFORMANCE GOALS AND

PERFORMANCE BONUS AMOUNTS

5.1. Establishment of Performance Goals. For a given Performance Period, the Committee, upon recommendation from the Corporation’s management, shall, within the Applicable Period, determine the Employees who shall be Participants during that Performance Period, each Participant’s Target Performance Bonus and the Performance Goals for each Participant, all of which shall be set forth in writing. The Performance Goals may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall specify in the minutes what adjustments under Section 5.5, if any, shall be made to the financial calculations used to determine the achievement of Performance Goals. The Committee shall notify each Participant of the applicable Performance Goals and other terms of Target Performance Bonuses for the Performance Period.

5.2. Determination of Performance Bonus. Generally, a Participant earns a Performance Bonus based on the level of achievement of the Performance Goals established by the Committee for that Performance Period; provided that the Committee may reduce a Performance Bonus based upon its assessment of performance or other factors, but not increase the Performance Bonus beyond the amount determined based on achievement of the Performance Goals. No Performance Bonuses will be paid out with respect to any Performance Period in which the minimum level of the Performance Goals established by the Committee has not been achieved.

5.3. Maximum Award Amount. The maximum Performance Bonus payable to any Participant for any Performance Period shall not exceed $3,800,000.

5.4. Code Section 162(m). It is the intent of the Corporation that Performance Bonuses payable to Participants under the Plan who are “covered employees” within the meaning of Treasury regulation section 1.162-27(c)(2) (as amended from time to time) shall constitute “performance-based compensation” within the meaning of Code Section 162(m) and Treasury regulation section 1.162-27(e) (as amended from time to time). Unless the Committee determines otherwise, the Performance Bonuses shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. Performance Bonuses may not be awarded as an alternative to any other award that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other awards made. The Committee is authorized to reduce the Performance Bonus for any Performance Period based upon its assessment of performance or other factors, but not to increase the Performance Bonus beyond the amount determined based on achievement of the Performance Goals. Any reduction of a Participant’s Performance Bonus shall not result in an increase in any other Participant’s Performance Bonus.

5.5. Changes to the Target. The Committee may at any time prior to the final determination of the Performance Bonuses change the Target Performance Bonus of any Participant or the Performance Goals applicable to such Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period; provided, however, the Committee may only make such changes with respect to a Performance Bonus to the extent such changes will not adversely affect the Performance Bonus from qualifying as performance-based compensation under Code Section 162(m).

5.6. Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, the determination of achievement of Performance Goals set under the Plan for any given Performance Period shall be determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Corporation’s audited financial statements, and, unless the Committee decides otherwise within the Applicable Period, without regard to (i) extraordinary items or discontinued operations as determined in accordance with GAAP, (ii) gains or losses from the sale of significant assets or Business Units, (iii) changes in accounting rules or principles, (iv) any non-recurring impairment or restructuring charges, or (v) any unusual adjustment to tax valuation allowances. Notwithstanding the foregoing, nothing herein shall be considered as preventing the Committee from making adjustments to the Performance Goals or to an individual Performance Bonus to reflect unusual or non-recurring events, to the extent that such adjustments will not adversely affect the Performance Bonus from qualifying as performance-based compensation under Code Section 162(m).

ARTICLE 6

PAYMENT OF PERFORMANCE BONUS

6.1. Termination of Employment Prior to the Bonus Payment Date. A Participant must be employed both on the last day of the Performance Period and the date upon which the Performance Bonus is paid in order to earn a Performance Bonus for that Performance Period, except as provided in Section 6.5 in the event of a Participant’s death; provided, however, the Committee, in its sole discretion, may decide to make a prorated payment to a Participant who is not employed on the date(s) referenced in the preceding sentence, based on the number of days that the Participant was actively employed and performed services during such Performance Period in such circumstances as are deemed appropriate. If a Participant is on an authorized leave of absence during the Performance Period, the Participant may be eligible to receive a pro-rated portion of any Performance Bonus that would otherwise have been earned, as determined by the Committee.

6.2. Time, Form and Manner of Payment. A Participant’s Performance Bonus shall be payable in accordance with this Section 6.2. The Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to payment of each Performance Bonus, that the Performance Goals have been satisfied. Performance Bonuses shall be payable in cash, as an award of Restricted Stock Units, as an award of Restricted Stock, or as a combination thereof. Performance Bonuses shall be paid as soon as practicable following the close of the Performance Period, but in any event no later than the March 15th following the end of the Performance Period for which the Performance Bonus was earned.

6.3. Restricted Stock Unit Award. The number of Restricted Stock Units or shares of Restricted Stock granted pursuant to Section 6.2 shall be that portion of a Participant’s Performance Bonus to be paid in Restricted Stock Units or shares of Restricted Stock divided by the closing price per share of the Corporation’s common stock on the New York Stock Exchange (or, if listed on more than one United States exchange, the principal said exchange) on the Business Day immediately preceding the Date of Grant. If the calculation results in fractional shares, the total will be rounded up to the nearest whole share. The Restricted Stock Units or shares of Restricted Stock may contain performance based and time based restrictions and shall be subject to all of the terms and conditions of the Restricted Stock Unit Plan.

6.4. Withholding; Payroll Taxes. To the extent required by the law in effect at the relevant time, the Corporation shall withhold from payments made under the Plan any taxes required to be withheld pursuant to the requirements of federal or any state or local law. The Corporation may require that the Participant or his personal representative pay to the Corporation the amount of any federal, state or local taxes that the Corporation is required to withhold with respect to such Performance Bonuses, or the Corporation may deduct from other wages paid by the Corporation the amount of any withholding taxes due with respect to such Performance Bonuses.

6.5. Payment to Beneficiary or Guardian. In the event a Participant dies subsequent to the end of a Performance Period but prior to the date a Performance Bonus for such Performance Period is paid, the Corporation shall make payment of the amount otherwise due to Participant to the Participant’s Beneficiary. The Beneficiary of each Participant shall be the Beneficiary designated by such Participant under the Sotheby’s, Inc. Retirement Savings Plan who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. However, a Participant may designate a Beneficiary different from his or her Beneficiary under the Sotheby’s, Inc. Retirement Savings Plan by filing with the Corporation a written designation of one or more persons as his Beneficiary. For purposes of the Plan, a Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Corporation. The last such designation received by the Corporation shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Corporation prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

6.6. Impact of Performance Bonus on Corporation’s Other Benefit Plans or Programs. The cash amount of any Performance Bonus paid or payable under the Plan shall be included in the Participant’s compensation for purposes of calculating any amount or benefit the Participant is eligible to receive under the Sotheby’s Deferred Compensation Plan and the Sotheby’s, Inc. Retirement Savings Plan. The Performance Bonus shall not be included for purposes of the Sotheby’s, Inc. Severance Plan, other compensatory or fringe benefit programs, life insurance programs, or any other similar or subsequently established plan or program.

ARTICLE 7

AMENDMENT AND TERMINATION OF PLAN

7.1. Amendment. The Plan may be amended in whole or in part at any time by action of the Committee; provided, however that the Committee shall not amend the Plan without shareholder approval if such approval is required by Code Section 162(m). Except as provided in section 8.8 below, no amendment that adversely affects any Participant’s rights to a Performance Bonus that has been earned prior to the date of the amendment shall be effective unless the Participant consents to the amendment.

7.2. Right to Terminate. The Committee may at any time terminate this Plan. In the case of termination of the Plan, each Participant may receive a pro-rated portion of the Performance Bonus that would otherwise have been earned for the then current Performance Period had the Plan not been terminated, as determined by the Committee. Each such Performance Bonus shall be paid as soon as practicable, but in no event later than 2 1/2 months after the Performance Period in which the Plan terminates.

ARTICLE 8

MISCELLANEOUS

8.1. Status of Each Participant is that of an Unsecured General Creditor. Each Participant and his or her Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any specific property or asset of the Corporation. Assets of the Corporation shall not be held under any trust for the benefit of any Participant or his or her Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Corporation under this Plan. Any and all of the Corporation’s assets shall be, and remain, the general unrestricted assets of the Corporation. The Corporation’s sole obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Corporation to pay money in the future, subject to the conditions and provisions hereof.

8.2. Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. Notwithstanding the above, if a Participant or his Beneficiary becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Corporation, then the Corporation may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Corporation in its sole discretion.

8.3. Not a Contract of Employment. The terms and conditions of this Plan do not constitute a contract of employment between the Corporation and any Employee or Participant. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Corporation. The Corporation is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any Employee or to remove any individual from the employment of the Corporation at any time, all of which rights and powers are expressly reserved.

8.4. Terms. The use of any gender herein is deemed to be or include the other genders and the use of the singular herein is deemed to be or include the plural (and vice versa), wherever appropriate.

8.5. Captions. The captions used in this Plan are for convenience only and are not to control or affect the meaning or construction of any of its provisions.

8.6. Governing Law. The provisions of this Plan are to be construed and interpreted according to the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

8.7. Validity. In case any provision of this Plan is held to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan will be construed and enforced as if such illegal or invalid provision had never been inserted herein.

8.8. Compliance with Law. With respect to reporting persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act and in all events the Plan shall be construed in accordance with Rule 16b-3. It is the intent of the Corporation that the Plan and Performance Bonuses comply with the applicable provisions of Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan. It is also the intent of the Corporation that the Plan and Performance Bonuses be exempt from Code Section 409A as a short-term deferral. Restricted Stock Units and shares of Restricted Stock granted in payment of Performance Bonuses shall also be structured as a short-term deferral in order to be exempt from Section 409A. Notwithstanding the foregoing, the Corporation makes no representation to Participants or others about the effect of Section 409A on the provisions of this Plan and the

Corporation shall have no liability to Participants or others in the event that a Participant becomes subject to taxation under Section 409A (other than any reporting and/or withholding obligations that the Corporation may have under applicable tax law). To the extent any provision of the Plan or action by the Committee fails to comply with any of the sections listed above, such provision shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee. To the extent that any legal requirement of Code Sections 162(m) or 409A, or Rule 16b-3, as set forth in the Plan ceases to be required under Code Sections 162(m) or 409A, or Rule 16b-3, that Plan provision shall cease to apply. The Committee may revoke any Performance Bonus if it is contrary to law or modify the Performance Bonus to bring it into compliance with any valid and mandatory government regulation. The Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to the affected Participants without so restricting, limiting or conditioning the Plan with respect to other Participants.

8.9. Successors. The provisions of this Plan bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein include any corporate or other business entity which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation and successors of any such corporation or other business entity.

8.10. Execution. To record the adoption of the Plan, subject to the approval of the Corporation’s shareholders, the Corporation has caused the execution hereof as of the date provided below.

As amended, this Plan is adopted on the 26th day of March, 2012.

SOTHEBY’S

By:	/S/ WILLIAM F. RUPRECHT
Its:	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

SOTHEBY’S

INTERNET

http://www.proxyvoting.com/bid

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
17706	17714
▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1.	Election of Directors

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1	John M. Angelo	☐	☐	☐	1.7	William F. Ruprecht	☐	☐	☐

1.2	Michael Blakenham	☐	☐	☐	1.8	Marsha E. Simms	☐	☐	☐

1.3	Steven B. Dodge	☐	☐	☐	1.9	Michael I. Sovern	☐	☐	☐

1.4	The Duke of Devonshire	☐	☐	☐	1.10	Robert S. Taubman	☐	☐	☐

1.5	Daniel Meyer	☐	☐	☐	1.11	Diana L. Taylor	☐	☐	☐

1.6	Allen Questrom	☐	☐	☐	1.12	Dennis M. Weibling	☐	☐	☐

Please mark your votes as	☒
indicated in this example

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2012.	☐	☐	☐

3.	Reapproval of the Sotheby’s Executive Bonus Plan.	☐	☐	☐

4.	Approve, by advisory vote (non-binding), 2011 compensation paid to the company’s named executive officers.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 5 and 6.

5.	Shareholder proposal on detailed succession planning policy.	☐	☐	☐

6.	Share holder proposal on prohibiting accelerated equity award vesting on change of control.	☐	☐	☐

If no direction is given, the shares represented by this proxy will be voted FOR Proposals 1, 2, 3 and 4 and voted AGAINST Proposals 5 and 6. Such shares will be voted in the proxies’ discretion upon any other business that may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Signature	Signature	Date

Dear Stockholders of Sotheby’s:

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

For Certain Sotheby’s Employees Who Are Retirement Savings Plan Participants: The attached proxy card covers all shares for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Company’s Retirement Savings Plan (the “Plan”). The attached proxy card, when properly executed, will be voted as directed as long as the proxy card is received by Mellon Investor Services no later than May 3, 2012. If no direction is given to the Trustee by such date, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

You can now access your Sotheby’s account online.

Access your Sotheby’s stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Sotheby’s, now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Important notice regarding the Internet availability of proxy materials for the stockholder meeting to be held on Tuesday, May 8, 2012. The Proxy Statement and other proxy materials are available at: http://investor.shareholder.com/bid/proxy.cfm

▼  FOLD AND DETACH HERE  ▼

SOTHEBY’S

COMMON STOCK

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 8, 2012

The undersigned hereby appoints each of MICHAEL I. SOVERN, WILLIAM F. RUPRECHT and WILLIAM S. SHERIDAN attorneys, with full power of substitution, to represent the undersigned at the annual meeting of stockholders of Sotheby’s, on Tuesday, May 8, 2012, at the office of Sotheby’s, 1334 York Avenue, New York, New York, at 11:00 a.m., local time, and at any adjournment or postponement thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement thereof.

If at least one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment or postponement thereof, said Proxy or Proxies, as the case may be, so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

	WO#	Fulfillment#
(Continued and to be SIGNED and dated on the reverse side.)	17706	17714